AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

February 14, 2003

As Amended and Restated as of

September 10, 2003

among

FISHER SCIENTIFIC INTERNATIONAL INC.

FISHER SCIENTIFIC COMPANY L.L.C.

The Lenders Party Hereto

and

JPMORGAN CHASE BANK,
as Administrative Agent

J.P. MORGAN SECURITIES INC.,
as Advisor, Bookrunner and Co-Arranger

DEUTSCHE BANK SECURITIES INC.,
as Co-Arranger and Syndication Agent

CREDIT SUISSE FIRST BOSTON,
acting through its Cayman Islands Branch,
as Syndication Agent

i

SCHEDULES:

Schedule 1.01	—	Initial Mortgaged Properties
Schedule 2.01	—	Commitments
Schedule 3.05	—	Real Properties
Schedule 3.06	—	Disclosed Matters
Schedule 3.12	—	Subsidiaries
Schedule 3.13	—	Insurance
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.08	—	Existing Affiliate Transactions
Schedule 6.09	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Opinion of Debevoise & Plimpton (Effective Date)
Exhibit B-2	—	Form of Opinion of General Counsel
Exhibit B-3	—	Form of Opinion of Delaware Counsel
Exhibit B-4	—	Form of Opinion of Local Counsel
Exhibit B-5	—	Form of Opinion of Counsel for Subsidiary Borrower
Exhibit C	—	Form of Guarantee and Collateral Agreement
Exhibit D	—	Form of Collateral Sharing Agreement
Exhibit E	—	Form of Competitive Bid

AMENDED AND RESTATED CREDIT AGREEMENT dated as of February 14, 2003, as amended and restated as of September 10, 2003, among FISHER SCIENTIFIC INTERNATIONAL INC., FISHER SCIENTIFIC COMPANY L.L.C., the LENDERS party hereto and JPMORGAN CHASE BANK, as Administrative Agent.

          WHEREAS, the Company, the Initial Borrower, the lenders party thereto and JPMorgan Chase Bank, as administrative agent, are parties to a Credit Agreement dated as of February 14, 2003 (as amended, the “Original Credit Agreement”), as in effect immediately prior to the Restatement Effective Date (as defined herein); and

          WHEREAS, the Company, the Initial Borrower, the Tranche B-1 Lenders and JPMorgan Chase Bank, as administrative agent, are parties to an Amendment and Restatement Agreement dated as of September 10, 2003 (the “Amendment and Restatement Agreement”); and

          WHEREAS, subject to the satisfaction of the conditions set forth in the Amendment and Restatement Agreement, the Original Credit Agreement shall be amended and restated as provided herein;

          NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Definitions

          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

          “Account” means, collectively, (a) an “account” as such term is defined in the Uniform Commercial Code as in effect from time to time in the State of New York or under other relevant law, and (b) the Company’s or any Subsidiary’s rights to payment for goods sold or leased or services performed, including all such rights evidenced by an account, note, contract, security agreement, chattel paper, or other evidence of indebtedness or security.

          “Acquired Business” means any Person, property, business or asset acquired (or, as applicable, proposed to be acquired) by the Company or a Subsidiary pursuant to a Permitted Acquisition.

          “Adjusted EBITDA” means, for any period, the Consolidated EBITDA of the Company for such period, adjusted (a) to include the Consolidated EBITDA of any Acquired Business acquired during such period (and, solely for purposes of determining whether a proposed acquisition is a Permitted Acquisition pursuant to clause (f) of the definition of the term “Permitted Acquisition”, any Acquired Business that, at the time of calculation of Adjusted EBITDA for such purpose, has been acquired subsequent to the end of such period and prior to such time as well as that proposed to be acquired) pursuant to a Permitted Acquisition and not subsequently sold, transferred or otherwise disposed of during such period (or, solely for purposes of determining whether a proposed acquisition is a Permitted Acquisition, subsequent to the end of such period and prior to such time), based on (i) the actual Consolidated EBITDA of such Acquired Business for such period (including the portion thereof attributable to such period prior to the date of acquisition of such Acquired Business), (ii) for purposes of determining whether a proposed acquisition is a Permitted Acquisition pursuant to clause (f) of the definition of the term “Permitted Acquisition”, giving pro forma effect to identified cost savings from any such Permitted Acquisition (or proposed acquisition), but only to the extent such cost savings would be permitted in a pro forma financial statement prepared in compliance with Regulation S-X, and (iii) for purposes of determining the Total Leverage Ratio and Senior Leverage Ratio, giving pro forma effect, in the portion of such period occurring prior to the date of consummation of any such Permitted Acquisition, to identified cost savings from any such Permitted Acquisition, but only to the extent such cost savings would be permitted in a pro forma financial statement prepared in compliance with Regulation S-X, and (b) to exclude the Consolidated EBITDA of any Sold Business sold, transferred or otherwise disposed of during such period (and, solely for purposes of determining whether a proposed acquisition is a Permitted Acquisition pursuant to clause (f) of the definition of the term “Permitted Acquisition”, any Sold Business that, at the time of calculation of Adjusted EBITDA for such purpose, has been sold, transferred or otherwise disposed of subsequent to the end of such period and prior to such time), based on the actual Consolidated EBITDA of such Sold Business for such period (including the portion thereof attributable to such period prior to the date of sale, transfer or disposition of such Sold Business).

          “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing or Eurocurrency Competitive Local Currency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

          “Administrative Agent” means JPMorgan Chase Bank, in its capacity as administrative agent for the Lenders hereunder.

          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          “Amendment and Restatement Agreement” has the meaning given such term in the recitals hereto.

          “Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

          “Applicable Rate” means, for any day (a) with respect to any Original Term Loan, (i) 1.50% per annum, in the case of an ABR Loan, or (ii) 2.50% per annum, in the case of a Eurodollar Loan, (b) with respect to any Tranche B-1 Term Loan, (i) 1.25% per annum in the case of an ABR Loan, or (ii) 2.25% per annum, in the case of a Eurodollar Loan, and (c) with respect to any ABR Loan or Eurodollar Loan that is a Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the Total Leverage Ratio as of the most recent determination date:

	ABR	Eurodollar	Commitment Fee
Leverage Ratio:	Spread	Spread	Rate

Category 1
>3.0:1.0	2.00%	3.00%	0.50%
Category 2
<3.0:1.0 and >2.5:1.0	1.75%	2.75%	0.50%
Category 3
<2.5:1.0 and >2.0:1.0	1.50%	2.50%	0.50%
Category 4
<2.0:1.0	1.25%	2.25%	0.375%

          For purposes of the foregoing, (i) the Total Leverage Ratio shall be determined as of the end of each fiscal quarter of the Company’s fiscal year based upon the Company’s consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Total Leverage Ratio shall be deemed to be in Category 1 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent or at the request of the Required Lenders if the Company fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered; provided further that for purposes of determining the fees payable pursuant to Section 2.12(a) and (b), each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective during the period (1) commencing on and including the first day of the fiscal quarter during which such consolidated financial statements indicating such change were delivered (except with respect to any such fees accrued during such fiscal quarter and required to be paid prior to delivery of such financial statements, in which case such change shall not be effective for the portion of such period during which such fees accrued) and (2) ending on the date immediately preceding the effective date of the next such change.

          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

          “Borrowers” means the Initial Borrower, the Term Loan Borrower and the Subsidiary Borrowers. If the Company is designated as the Term Loan Borrower, then the Company shall also be deemed a Borrower with respect to the Revolving Loans.

          “Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans or Eurocurrency Competitive Local Currency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

          “Borrowing Request” means a request by a Borrower (or by the Company on behalf of a Borrower) for a Revolving Borrowing, Original Term Borrowing or Incremental Term Borrowing in accordance with Section 2.03.

          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market and (b) when used in connection with a Local Currency Loan or Local Letter of Credit, the term “Business Day” shall also exclude any day on which commercial banks in the principal financial center of such Local Currency (as determined by the Administrative Agent) are authorized or required by law to remain closed.

          “Calculation Date” means the last Business Day of March, June, September and December of each year.

          “CAM” means the mechanism for the allocation and exchange of interests in the Credit Facilities and Local Currency Loans and collections thereunder established under Article IX.

          “CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 9.01.

          “CAM Exchange Date” means the date on which (a) any event referred to in paragraph (h) or (i) of Article VII shall occur in respect of the Company or any Subsidiary Borrower or (b) an acceleration of the maturity of the Loans pursuant to Article VII shall occur.

          “CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent (determined on the basis of Exchange Rates or Spot Exchange Rates, as applicable, prevailing on the CAM Exchange Date) of the Specified Obligations owed to such Lender and such Lender’s participation in undrawn amounts of Letters of Credit immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate Dollar Equivalent (as so determined) of the Specified Obligations owed to all the Lenders and the aggregate undrawn amount of outstanding Letters of Credit immediately prior to such CAM Exchange Date.

          “Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Company and its consolidated Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Company for such period prepared in accordance with GAAP (including expenditures for maintenance and repairs which should be capitalized in accordance with GAAP) and (b) Capital Lease Obligations incurred by the Company and its consolidated Subsidiaries during such period, but (c) excluding any such expenditures constituting Permitted Acquisitions.

          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          “Cash Consideration” means (a) cash, (b) Permitted Investments or (c) promissory notes or other obligations received by the Company or a Subsidiary that are promptly, but in no event more than 60 days after receipt, converted into cash or Permitted Investments.

          “Cash Pooling Arrangement” means a deposit account arrangement among a single depository institution, the Company and one or more Foreign Subsidiaries involving the pooling of cash deposits in one or more deposit accounts with such institution by the Company and such Foreign Subsidiaries for cash management purposes.

          “Change in Control” means (a) the beneficial ownership or acquisition of beneficial ownership, directly or indirectly, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Effective Date), other than Permitted Holders, of Equity Interests representing more than 30% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Company (unless, and only so long as, a Permitted Holder or any combination of Permitted Holders beneficially own and control Equity Interests representing more than the percentages of each of the aggregate ordinary voting power and the aggregate equity value represented by the issued and outstanding Equity Interests in the Company owned by such other Person or group), (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated or (c) the Initial Borrower ceases to be a wholly owned Subsidiary of the Company (unless the Company shall have delivered an Election to Terminate with respect to the Initial Borrower pursuant to Section 2.23).

          “Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date.

          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Local Currency Loans, Original Term Loans, Incremental Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Term Loan Commitment or a commitment to make an Incremental Term Loan. Incremental Term Loans that have different terms and conditions shall be construed to be in different Classes. Tranche B-1 Term Loans constitute a Class of Incremental Term Loans.

          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

          “Collateral” means any and all “Collateral”, as defined in any applicable Security Document.

          “Collateral Agent” means the Administrative Agent or other Person acting as collateral agent under the Security Documents for the Secured Parties.

          “Collateral Agreement” means the Guarantee and Collateral Agreement among the Domestic Loan Parties and the Collateral Agent, substantially in the form of Exhibit C.

          “Collateral and Guarantee Requirement” means the requirement that:

(a) the Collateral Agent shall have received from each Domestic Loan Party either (i) a counterpart of each of the Collateral Agreement and the Collateral Sharing Agreement duly executed and delivered on behalf of such Domestic Loan Party or (ii) in the case of any Person that becomes a Domestic Loan Party after the Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Domestic Loan Party; provided that a Foreign Subsidiary Holding Company shall not be required to Guarantee the Obligations thereunder, but shall execute the Collateral Agreement (or supplement thereto, as applicable) for purposes of complying with clauses (b) and (c) below;

(b) all outstanding Equity Interests of each Material Subsidiary and Receivables Subsidiary owned by or on behalf of any Domestic Loan Party shall have been pledged pursuant to the Collateral Agreement (except that, subject to Section 5.15, the Domestic Loan Parties shall not be required to pledge more than

65% of the outstanding voting Equity Interests of any Foreign Subsidiary Holding Company or any Foreign Subsidiary) and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank; provided that any such Equity Interests of a Foreign Subsidiary are not required to be pledged if (i) such Equity Interests are acquired by or on behalf of a Domestic Loan Party with the intent of transferring such Equity Interest to a Foreign Subsidiary and (ii) within 30 days after the date of the acquisition of such Equity Interests, such Domestic Loan Party transfers such Equity Interests to a Foreign Subsidiary;

(c) the requirements of Sections 5.13 and 5.15 shall have been satisfied if and to the extent applicable;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(e) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Collateral Agent or the Required Lenders may reasonably request, and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Collateral Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property; provided that, in the case of the initial Mortgaged Properties, the requirements of clauses (ii) and (iii) shall not be required to be satisfied until the date that is 90 days after the Effective Date; and

(f) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder; provided that the foregoing shall not require that consents to the assignment of Excluded Contracts (as defined in the Collateral Agreement) be obtained.

          “Collateral Sharing Agreement” means the Collateral Sharing Agreement among the Domestic Loan Parties and the Collateral Agent, substantially in the form of Exhibit D.

          “Commitment” means a Revolving Commitment, Original Term Loan Commitment, Tranche B-1 Term Loan Commitment or any combination thereof (as the context requires).

          “Company” means Fisher Scientific International Inc., a Delaware corporation.

          “Competitive Bid” means an offer by a Revolving Lender to make a Competitive Local Currency Loan pursuant to Section 2.21 substantially in the form of Exhibit E.

          “Competitive Bid Accept/Reject Letter” means a notification made by the Company pursuant to Section 2.21(c) substantially in the form of Exhibit F.

          “Competitive Bid Rate” means, as to any Competitive Bid, (a) in the case of a Eurocurrency Competitive Local Currency Loan, the sum of (x) the Margin and (y) the Adjusted LIBO Rate, and (b) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Revolving Lender making such Competitive Bid.

          “Competitive Bid Request” means a request made pursuant to Section 2.21 substantially in the form of Exhibit G.

          “Competitive Local Currency Borrowing” means a Borrowing consisting of a Competitive Local Currency Loan or concurrent Competitive Local Currency Loans from the Revolving Lender or Revolving Lenders whose Competitive Bids for such Borrowing have been accepted under the bidding procedure described in Section 2.21.

          “Competitive Local Currency Loan” has the meaning assigned to such term in Section 2.21. Each Competitive Local Currency Loan shall be a Eurocurrency Competitive Local Currency Loan or a Fixed Rate Loan.

          “Compulsory Acquisition Security” means security for the payment of consideration in respect of the compulsory acquisition of the remaining Equity Interests in Perbio after the acquisition of 90% or more of such Equity Interests pursuant to the compulsory acquisition procedures under the laws of Sweden, which security shall be in the form of (a) a bank guarantee or letter of credit, (b) a pledge of cash collateral or liquid investments (which may secure either the obligation to pay consideration in respect of the compulsory acquisition of the remaining Equity Interests in Perbio or the bank guarantee or letter of credit referred to in clause (a) above) or (c) such other form of security required by the compulsory acquisition procedures under the laws of Sweden and reasonably acceptable to the Administrative Agent; provided that the aggregate amount of such security shall not exceed the sum of (i) the highest price paid per share to acquire Equity Interests of Perbio pursuant to the Perbio Acquisition multiplied by the number of shares to be acquired pursuant to such compulsory acquisition plus (ii) an amount equal to three years of interest on the amount calculated pursuant to clause (i) above at the rate required by the compulsory acquisition procedures under the laws of Sweden plus (iii) any additional amounts required by the compulsory acquisition procedures under the laws of Sweden and reasonably acceptable to the Administrative Agent.

          “Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum (without duplication) of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period in respect of Indebtedness of the Company or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, and (iv) interest-equivalent costs associated with any Permitted Receivables Financing, whether accounted for as interest expense or loss on the sale of receivables, minus (b) the sum (without duplication) of (i) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs previously paid, (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts, accrued interest payable in kind or interest that is capitalized and added to principal rather than being paid in cash, in each case for such period and (iii) to the extent included in such consolidated interest expense for such period, with respect to any non-wholly owned Subsidiary, the percentage of such Subsidiary’s interest expense (including imputed interest expense in respect of Capital Lease Obligations) for such period, and the percentage of any cash payments described in clause (a)(iii) above made by such Subsidiary during such period, in each case attributable to the minority equity interest in such Subsidiary determined on a consolidated basis in accordance with GAAP. Consolidated Cash Interest Expense shall be calculated giving effect to the net payments made or received under any interest rate protection agreements (other than up-front payments made to obtain any such agreement).

          “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary charges and any losses on sales of assets outside of the ordinary course of business for such period, (v) all noncash charges for such period (including amortization of debt discounts, but excluding any such charge that consists of a write-down or write-off of any current asset), (vi) noncash expenses attributable to grants of stock options, (vii) charges representing anticipated cash payments to be made in a future period, (viii) cash charges attributable to the refinancing or redemption of Indebtedness, including in respect of redemption premiums, (ix) charges and expenses up to $50,000,000 in the aggregate in respect of the Redemption and the establishment of the Company’s current Permitted Receivables Financing and the credit facilities established under this Agreement, (x) unusual and non-recurring cash charges not exceeding $50,000,000 in the aggregate for all periods after the Effective Date, (xi) noncash expenses attributable to grants of stock and restricted stock and other noncash stock-based awards (including but not limited to performance units, stock appreciation rights, restricted stock units or dividend equivalents payable solely in shares of stock), and (xii) cash fees and expenses paid or incurred in connection with Perbio Transaction Investments; provided that clauses (xi) and (xii) shall not apply for purposes of calculating the Total Leverage Ratio to determine the Applicable Rate, and minus (b) the sum of (i) without duplication and to the extent included in determining such Consolidated Net Income, any extraordinary gains and any gains on sales of assets outside of the ordinary course of business for such period, all determined on a consolidated basis in accordance with GAAP and (ii) any cash payments made during such period that were not deducted in determining Consolidated Net Income for such period but for which a charge of the type described in clause (a)(vii) above was taken in any previous period. For purposes of determining the Consolidated EBITDA of an Acquired Business or Sold Business as provided in the definition of Adjusted EBITDA, references in this definition and in the definition of Consolidated Net Income to the

Company and its Subsidiaries shall be deemed to refer to such Acquired Business or Sold Business, as applicable. If the allocation of the purchase price for the Perbio Acquisition results in a write-up in the book value of any inventory owned by Perbio and its subsidiaries, then (except for purposes of calculating the Total Leverage Ratio to determine the Applicable Rate) Consolidated EBITDA shall be calculated as though such write-up had not occurred.

          “Consolidated Net Income” means, for any period, the net income or loss of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the net income of any Subsidiary (other than a Subsidiary Guarantor) to the extent that the distribution of such net income by such Subsidiary to a Domestic Loan Party or a Subsidiary Guarantor (directly or indirectly, by dividends, payment of intercompany indebtedness or otherwise) is restricted by the terms of any contract or agreement, (b) any unrealized losses and gains for such period resulting from mark-to-market of Swap Agreements and (c) to the extent included therein in accordance with GAAP, the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any Subsidiary or the date that such Person’s assets are acquired by the Company or any Subsidiary.

          “Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

          “Credit Facility” means (a) any Class of Commitments and extensions of credit thereunder (regardless of whether such Commitments have terminated) or (b) any group of Incremental Term Loans having the same terms and conditions.

          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

          “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

          “Dollars” or “$” refers to lawful money of the United States of America.

          “Dollar Amount” means, with respect to any Local Letter of Credit or LC Disbursement in respect thereof, the amount determined pursuant to Section 2.05(l).

          “Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any Local Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 2.22(a) using (i) the Exchange Rate with respect to such Local Currency at the time in effect under such Section 2.22(a), in the case of any determination relating to any Local Currency Loan, or (ii) the relevant Dollar Amount, in the case of any determination relating to any Local Letter of Credit or LC Disbursement thereunder.

          “Domestic Loan Parties” means the Company, the Initial Borrower, the Material Domestic Subsidiaries (excluding any Receivables Subsidiaries and Excluded Subsidiaries) and any Subsidiary Borrower that is a Domestic Subsidiary.

          “Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

          “Dutch Partnership” means Fisher Scientific Worldwide Holdings I. C.V., a limited partnership organized under the laws of the Netherlands and a Subsidiary.

          “Effective Date” means February 14, 2003, the date on which the conditions specified in Section 4.01 of the Original Credit Agreement were satisfied.

          “Election to Participate” means an election by the Company to designate a Subsidiary as a Subsidiary Borrower hereunder executed by the Company and such Subsidiary Borrower substantially in the form of Exhibit I or any other form approved by the Administrative Agent.

          “Election to Terminate” means an election by the Company to terminate a Subsidiary Borrower’s or, to the extent permitted by Section 2.23, the Initial Borrower’s status as a Borrower hereunder, executed by the Company substantially in the form of Exhibit J or any other form approved by the Administrative Agent.

          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to public and occupational health matters.

          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed by or imposed on the Company or a Subsidiary with respect to any of the foregoing.

          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

          “Eurocurrency”, when used in reference to any Competitive Local Currency Loan or Competitive Local Currency Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest based on the Adjusted LIBO Rate.

          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate; provided that references herein to a Eurodollar Loan or Borrowing shall not be construed to include any Local Currency Loan or Local Currency Borrowing.

          “Event of Default” has the meaning assigned to such term in Article VII.

          “Exchange Rate” means on any day, with respect to any Local Currency, the rate at which such Local Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., London time, on such day on the Bloomberg Index WCR page for such currency. In the event that such rate does not appear on any Bloomberg Index WCR Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Local Currency are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

          “Excluded Subsidiary” means any Domestic Subsidiary resulting from a Permitted Acquisition after the Effective Date that is not wholly owned by the Company and has not satisfied the Collateral and Guarantee Requirement.

          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) any Tax imposed on the Administrative Agent, any Lender, any Issuing Bank or any other recipient that would not have been imposed but for a connection between such Person or its branch, Affiliate, principal office or, in the case of any Lender, applicable lending office and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision thereof or therein (other than a connection arising solely as a result of entering into any Loan Document or performing any obligations, receiving any payments or enforcing any rights thereunder), (b) any branch profits taxes or any similar tax imposed by any jurisdiction described in clause (a) above and (c) in the case of any such payment by the Company or any Borrower organized under the laws of the United States or any political subdivision thereof or therein to a Foreign Lender or the Administrative Agent (other than an assignee pursuant to a request by the Company under Section 2.19(b)), any U.S. Federal withholding tax that (i) is in effect and would apply to such amounts payable to such Foreign Lender or the Administrative Agent at the time such Foreign Lender or the Administrative Agent becomes a party to this Agreement or designates a new lending office (provided that, in the case of an assignment of a Loan made to any such Borrower to a Foreign Lender that is entitled to receive additional amounts from such Borrower under Section 2.17, the term “Excluded Taxes” shall include (subject to the following clause (x)), for purposes of applying Section 2.17 to payments in respect of such Loan, any U.S. Federal withholding tax that is in effect and would apply to amounts payable to such Lender in respect of such Loan at the time such assignment is effective), except to the extent that (x) in the case of an assignment, such Foreign Lender’s assignor was entitled, at the time of such assignment, to receive additional amounts from such Borrower with respect to any withholding tax pursuant to Section 2.17(a), (y) in the case of a designation of a new lending office, such Foreign Lender was entitled, at the time of designation of such new lending office, to receive additional amounts from such Borrower with respect to any withholding tax pursuant to Section 2.17(a) or (z) such withholding tax is applicable as a result of a CAM Exchange, or (ii) is attributable to such Foreign Lender’s or the Administrative Agent’s failure to comply with Section 2.17(e).

          “Existing Credit Agreement” means the credit agreement dated as of January 21, 1998, as amended or otherwise modified, among the Company, certain of its Subsidiaries, the lenders party thereto and JPMorgan Chase Bank, as administrative agent, which is being refinanced and replaced by this Agreement.

          “Existing Letters of Credit” means any letters of credit issued pursuant to the Existing Credit Agreement and outstanding as of the Effective Date.

          “Existing Receivables Purchase Agreement” means the amended and restated receivables purchase agreement dated as of February 14, 2003, among Cole-

Parmer Instrument Company, Fisher Clinical Services Inc., Fisher Hamilton L.L.C., the Initial Borrower, the Company and FSI Receivables Company LLC.

          “Existing Receivables Transfer Agreement” means the receivables transfer agreement dated as of February 14, 2003, among FSI Receivables Company LLC, the Company, Blue Ridge Asset Funding Corporation, Wachovia Bank, National Association, Liberty Street Funding Corporation and The Bank of Nova Scotia.

          “Existing Subordinated Debt” means (a) the 9% Senior Subordinated Notes due 2008 issued pursuant to the Indenture, dated as of January 21, 1998, between the Company and State Street Bank and Trust Company, as Trustee and (b) the 8 1/8% Senior Subordinated Notes due 2012 issued pursuant to the Indenture, dated as of April 24, 2002, between the Company and J.P. Morgan Trust Company, National Association, as Trustee, in each case outstanding on the Effective Date.

          “Existing Subordinated Indentures” means the Indentures referred to in the definition of “Existing Subordinated Debt”.

          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          “Financial Officer” means, with respect to the Company or the Initial Borrower, the chief financial officer, principal accounting officer, treasurer, controller or Manager thereof, as applicable.

          “Fixed Rate Borrowing” means a Competitive Local Currency Borrowing comprised of Fixed Rate Loans.

          “Fixed Rate Loan” means any Competitive Local Currency Loan bearing interest at a fixed percentage rate per annum (the “Fixed Rate”) (expressed in the form of a decimal to no more than four decimal places) specified by the Revolving Lender making such Loan in its Competitive Bid.

          “Foreign Lender” means, with respect to any Loan or Letter of Credit, any Lender or Issuing Bank that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

          “Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

          “Foreign Subsidiary Holding Company” means, at any time, any Domestic Subsidiary that at such time (a) does not have any assets other than Equity Interests of

Foreign Subsidiaries (or any Domestic Subsidiaries that qualify to be a “Foreign Subsidiary Holding Company” under this definition) and immaterial assets, if any, incidental to its activities as a holding company, (b) is not liable for any Indebtedness and (c) does not engage in any activities other than those of a holding company for investments in Foreign Subsidiaries (and other Foreign Subsidiary Holding Companies) and activities incidental thereto.

          “GAAP” means generally accepted accounting principles in the United States of America.

          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof (including pursuant to any “synthetic” lease arrangement), (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. If it shall be necessary at any time to determine the amount of any Guarantee of any guarantor, such amount shall be deemed to be the lower at such time of (i) an amount equal to the outstanding, stated or determinable amount of the obligation of the primary obligor in respect of which such Guarantee is made and (ii) the maximum amount for which such guarantor may be liable pursuant to the terms embodying such Guarantee, unless such primary obligation is not outstanding, stated or determinable at such time, in which case the amount of the Guarantee shall be the guarantor’s maximum reasonably anticipated liability in respect thereof, as determined by the Company in good faith.

          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any applicable Environmental Law.

          “Immaterial Subsidiaries” means Subsidiaries, that, on a consolidated basis with their respective Subsidiaries and treated as if all such Subsidiaries and their respective Subsidiaries were combined and consolidated as a single Subsidiary, (a) had less than 5% of the consolidated assets of the Company and its consolidated Subsidiaries as of the last day of the most recently ended fiscal quarter of the Company and (b) had less than 5% of the revenues of the Company and its consolidated Subsidiaries for the period of four consecutive fiscal quarters most recently ended.

          “Incremental Term Lender” means a Lender with an outstanding Incremental Term Loan.

          “Incremental Term Loan” has the meaning assigned to such term in Section 2.20. The Tranche B-1 Term Loans are Incremental Term Loans.

          “Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.20. The Amendment and Restatement Agreement is an Incremental Term Loan Amendment.

          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (but if the recourse to such Person for such Indebtedness is limited to such property, then, for purposes of this clause (e), the amount of such Indebtedness of such Person shall be deemed to be limited to an amount equal to the lesser of (i) the outstanding amount of such secured Indebtedness and (ii) the fair market value of the property subject to such Lien securing such Indebtedness), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

          “Indemnified Taxes” means Taxes other than Excluded Taxes.

          “Information Memorandum” means the Confidential Information Memorandum dated January 2003, relating to the Company and the financing contemplated hereby.

          “Initial Borrower” means Fisher Scientific Company L.L.C., a Delaware limited liability company.

          “Intercreditor Agreement” means an agreement between the Collateral Agent and any financing parties providing financing pursuant to a Permitted Receivables Financing (or an agent or trustee for such financing parties) providing for arrangements the effect of which is to restrict the Collateral Agent and the Lenders from asserting claims or Liens in respect of the Obligations against a Receivables Subsidiary or any Receivables and Related Security subject to a Permitted Receivables Financing, which may include (a) the release or disclaimer of any Lien under the Security Documents on any Receivables and Related Security subject to a Permitted Receivables Financing and the proceeds therefrom, (b) the return by any party to such agreement to the others, as appropriate, of any funds or other property wrongfully obtained, (c) cooperation in the separation of any commingled assets, (d) restrictions on challenging transfers of Receivables and Related Security to a Receivables Subsidiary and (e) restrictions on instituting bankruptcy or insolvency proceedings with respect to a Receivables Subsidiary or any conduit through which financing is provided to a Receivables Subsidiary.

          “Interest Election Request” means a request by or on behalf of the applicable Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07.

          “Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan or Local Currency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing or Local Currency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

          “Interest Period” means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or (if agreed by all Lenders participating in such Borrowing) nine months thereafter or, with respect to any Eurodollar Borrowing that is a Revolving Borrowing (and if agreed by all Lenders participating in such Borrowing), on the date that is one week thereafter, (b) with respect to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request, (c) with respect to any Eurocurrency Competitive Local Currency Borrowing, the period commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request, which shall be the numerically corresponding day in the calendar month that is one, two, three, six or nine months thereafter and (d) with respect to any Negotiated Local Currency Borrowing, the period commencing on the date of such Borrowing and ending on a day mutually agreed upon by the applicable Lender and the applicable Borrower (which shall not be later than twelve months after the date of such Borrowing); provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period with respect to any Eurodollar Borrowing or Eurocurrency Competitive Local Currency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

          “Issuing Bank” means (a) initially JPMorgan Chase Bank, in its capacity as the issuer of Letters of Credit hereunder, (b) any other Lender that agrees with the Company and the Administrative Agent to be an issuer of Letters Of Credit hereunder as provided in Section 2.05(i), in its capacity as such, and (c) in respect of any Existing Letter of Credit, the bank that issued such Letter of Credit, in its capacity as such. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

          “LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

          “LC Disbursement Borrowing” has the meaning assigned to such term in Section 2.05(e).

          “LC Exposure” means, at any time, the sum of (a) the aggregate then undrawn and unexpired amount of all the then outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of a Borrower at such time. In the case of any Local Letters of Credit or any LC Disbursement in respect thereof, the LC Exposure attributable thereto shall be the Dollar Amount thereof. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

          “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Incremental Term Loan Amendment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.

          “Letter of Credit” means any letter of credit (including Local Letters of Credit and Existing Letters of Credit) issued pursuant to this Agreement.

          “LIBO Rate” means (a) with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as reasonably determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period or (b) with respect to any Eurocurrency Competitive Local Currency Borrowing for any Interest Period, the rate determined by reference to the British Bankers’ Association Interest Settlement Rates (as reflected on the applicable Telerate screen) at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period, as the rate for deposits in such Local Currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing or Eurocurrency Competitive Local Currency Borrowing for such Interest Period shall be the rate at which deposits in Dollars (or, in the case of a Eurocurrency Competitive Local Currency Borrowing, deposits in the applicable Local Currency for the Local Currency Equivalent) of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          “Loan” means any loan made by a Lender to a Borrower pursuant to this Agreement or the Amendment and Restatement Agreement.

          “Loan Documents” means this Agreement, the Amendment and Restatement Agreement, the Reaffirmation Agreement, the Collateral Agreement and the other Security Documents.

          “Loan Parties” means the Domestic Loan Parties, any Subsidiary Borrower that is a Foreign Subsidiary and any Foreign Subsidiary that enters into any Loan Document with the Collateral Agent.

          “Local Currency” means any currency other than Dollars as to which an Exchange Rate may be calculated.

          “Local Currency Borrowing” means a Borrowing comprised of Local Currency Loans.

          “Local Currency Equivalent” means, on any date of determination with respect to any amount in Dollars in relation to any specified Local Currency, the amount of such specified Local Currency that may be purchased with such amount of Dollars at the relevant Exchange Rate (in the case a determination relating to a Local Currency Loan) or Spot Exchange Rate (in the case of a determination relating to a Local Letter of Credit) on such date.

          “Local Currency Loan” means any Loan denominated in a Local Currency that is made by a Revolving Lender pursuant to Section 2.21. Each Local Currency Loan shall be either a Competitive Local Currency Loan or a Negotiated Local Currency Loan.

          “Local Currency Loan Exposure” means at any time the Dollar Equivalent of the aggregate principal amount of all outstanding Local Currency Loans at such time.

          “Local Currency Sublimit” means $75,000,000.

          “Local Letter of Credit” means any Letter of Credit which provides for the payment of drawings in a Local Currency.

          “Margin” means, as to any Eurocurrency Competitive Local Currency Loan, the marginal rate of interest, if any, to be added to or subtracted from the Adjusted

LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Revolving Lender making such Loan in its Competitive Bid.

          “Material Adverse Effect” means a material adverse effect on (a) the business, properties, assets, liabilities or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their material obligations under the Loan Documents or (c) the rights of or benefits available to the Lenders in relation to the Loan Parties under any Loan Document.

          “Material Domestic Subsidiary” means any Domestic Subsidiary that is a Material Subsidiary.

          “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

          “Material Subsidiary” means, at any time, any Subsidiary that is not an Immaterial Subsidiary at such time.

          “Moody’s” means Moody’s Investors Service, Inc.

          “Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be satisfactory in form and substance to the Collateral Agent.

          “Mortgaged Property” means, initially, each parcel of real property and the improvements thereto identified on Schedule 1.01, and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.13.

          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          “Negotiated Local Currency Loan” has the meaning assigned to such term in Section 2.21.

          “Negotiated Local Currency Loan Agreement” has the meaning assigned to such term in Section 2.21.

          “Net Investment Amount” means, at any time, (a) the sum of all investments (determined based on fair market value, in the case of non-cash investments) made during the period from the Effective Date to such time by the Company and the Subsidiary Guarantors in, and loans and advances made during such period by the Company and the Subsidiary Guarantors to, Subsidiaries that are not Subsidiary

Guarantors (including any such investments constituting Permitted Acquisitions or resulting from the transfer of any amount deposited by the Company pursuant to a Cash Pooling Arrangement to or for the benefit of any Foreign Subsidiary, but excluding (i) loans and advances to a Receivables Subsidiary constituting Subordinated Receivables Transfer Debt and cash equity investments in a Receivables Subsidiary to the extent that the proceeds thereof are applied by such Receivables Subsidiary to pay the purchase price of Receivables and Related Security or to pay Receivables Transfer Debt, in each case except to the extent that any such loans or advances to or investments in a Receivables Subsidiary are made by the Company or a Subsidiary Guarantor and the proceeds thereof are applied to purchase Receivables or Related Security from a Subsidiary that is not a Subsidiary Guarantor, (ii) Special Notes, (iii) investments consisting of the transfer to a Foreign Subsidiary or a Foreign Subsidiary Holding Company of Equity Interests in a Foreign Subsidiary, (iv) investments in and loans and advances to Excluded Subsidiaries, (v) Perbio Transaction Investments and (vi) other investments made in reliance on clause (l) of Section 6.04) minus (b) the sum of (i) the sum of all dividends and distributions paid during the period from the Effective Date to such time by Subsidiaries that are not Subsidiary Guarantors to, and repayments during such period by Subsidiaries that are not Subsidiary Guarantors of loans and advances owing to, the Company and Subsidiary Guarantors, and all Net Proceeds received during such period by the Company and Subsidiary Guarantors from the sale or disposition (to a Person other than the Company or a Subsidiary Guarantor) of such investments in Subsidiaries that are not Subsidiary Guarantors (excluding (A) any such dividends, distributions or payments by a Subsidiary the investments in which were made in reliance on clause (l) of Section 6.04, or by an Excluded Subsidiary or a Receivables Subsidiary or in respect of any Subordinated Receivables Transfer Debt or any Perbio Transaction Investments, (B) any such Net Proceeds from the sale or disposition of investments in Subsidiaries made in reliance on clause (l) of Section 6.04, the sale or disposition of an Excluded Subsidiary, the sale or disposition of investments in a Receivables Subsidiary or any Subordinated Receivables Transfer Debt or any Perbio Transaction Investments and (C) Special Notes) and (ii) the portion of the Net Investment Amount attributable to any such investments held in a Subsidiary at the time that such Subsidiary becomes a Subsidiary Guarantor; provided that for purposes of calculating the Net Investment Amount (A) the amount of any cash loan or advance made by the Company or a Subsidiary Guarantor to a Subsidiary that is not a Subsidiary Guarantor shall not increase the Net Investment Amount to the extent that a reasonably contemporaneous cash loan or advance (a “Matching Advance”) is made by a Subsidiary that is not a Subsidiary Guarantor to the Company or a Subsidiary Guarantor, but (B) any repayment of a Matching Advance shall increase the Net Investment Amount. It is understood that the purchase by the Company or any Subsidiary Guarantor from the Company or any other Subsidiary Guarantor of an investment in a Subsidiary shall not be construed to constitute an investment that will increase the Net Investment Amount.

          “Net Proceeds” means, with respect to any event (a) the cash proceeds (which shall include all Cash Consideration, in the case of a sale, transfer or other disposition of an asset) received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, theft, physical damage or other similar event, or any other insured event or occurrence, insurance proceeds, and (iii) in the case of a condemnation, taking, seizing or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all out-of-pocket costs and expenses (including reasonable fees) paid by the Company and the Subsidiaries to third parties (other than Affiliates) in connection with such event,

(ii)  in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Company and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans, senior unsecured Indebtedness and Subordinated Debt) secured by such asset or otherwise subject to mandatory prepayment or redemption as a result of such sale, (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Company and the Subsidiaries (as determined reasonably and in good faith by a Financial Officer), (iv) the amount of any reserves established by the Company and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer) and (v) in the case of any such proceeds received by a Subsidiary that is not a Subsidiary Guarantor and is not wholly owned by a Subsidiary Guarantor, the portion of such proceeds described in clause (a) above received by such Subsidiary (net of amounts described in the preceding subclauses of this clause (b) paid or incurred by such Subsidiary) that would be distributable in respect of minority interests if distributed as a dividend or similar distribution by such Subsidiary.

          “Obligations” has the meaning assigned to such term in the Collateral Agreement.

          “Original Credit Agreement” has the meaning given such term in the recitals hereto.

          “Original Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Original Term Loans pursuant to clause (a) of Section 2.01 of the Original Credit Agreement. The initial aggregate amount of the Lenders’ Original Term Loan Commitments was $400,000,000.

          “Original Term Loan Funding Date” means March 21, 2003.

          “Original Term Loan Lender” means a Lender with an outstanding Original Term Loan.

          “Original Term Loan” means a Loan made pursuant to clause (a) of Section 2.01 of the Original Credit Agreement.

          “Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from the execution, delivery or enforcement of any Loan Document.

          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

          “Perbio” means Perbio Science AB.

          “Perbio Acquisition” means (a) the acquisition by a wholly-owned Subsidiary of the Company of at least a majority of the outstanding Equity Interests of Perbio pursuant to a tender offer and (b) if such tender offer results in less than 100% of the Equity Interests of Perbio being so acquired, any subsequent acquisitions by a wholly owned Subsidiary of the Company of additional Equity Interests of Perbio from third parties (including pursuant to any compulsory acquisition procedure under the laws of Sweden).

          “Perbio Reorganization” means any transaction or series of transactions pursuant to which all assets and businesses of Perbio and its subsidiaries that are located in the United States are owned by or are segregated and transferred to, or otherwise become owned by, the Company or Subsidiaries that are or become Subsidiary Guarantors following the consummation of the Perbio Acquisition, without any net cash consideration. For the avoidance of doubt, Domestic Subsidiaries that own the assets and businesses of Perbio in the United States becoming Subsidiary Guarantors shall constitute the Perbio Reorganization.

          “Perbio Transaction Investments” means (a) the acquisition of Equity Interests from time to time in Perbio pursuant to the Perbio Acquisition, (b) additional investments in Perbio to the extent necessary to repay Indebtedness of Perbio and its subsidiaries outstanding at the time that a majority of the outstanding Equity Interests of Perbio are acquired pursuant to the Perbio Acquisition and (c) any cash loans and advances to, or other cash investments in, Foreign Subsidiaries made by the Company or any Subsidiary Guarantor, to the extent that the proceeds thereof are used directly or indirectly to make investments described in clause (a) or (b) above or to pay fees and expenses incurred in connection with the Perbio Acquisition.

          “Perfection Certificate” means a certificate in the form of Exhibit K or any other form approved by the Collateral Agent.

          “Permitted Acquisition” means any acquisition by the Company or a Subsidiary of Equity Interests in a Person or assets constituting a division or line of business of a Person if (a) the business or businesses engaged in by such Person, division or line of business are permitted by Section 6.03(b), (b) no Default has occurred and is continuing or would result therefrom, (c) all transactions related thereto are consummated in all material respects in accordance with applicable laws, (d) in the case of an acquisition of Equity Interests in a Person, subject to the last sentence of this definition, after giving effect to such acquisition, 100% of the Equity Interests in such Person and any other Subsidiary resulting from such acquisition shall be owned directly or indirectly by the Company (it being understood that (i) the merger of any such Person or Subsidiary with or into the Company or a Subsidiary pursuant to a transaction resulting in the surviving Person being the Company or a Subsidiary shall constitute an acquisition of 100% of the Equity Interests in such Person or Subsidiary, (ii) the acquisition of 90% or more of the Equity Interests of any such Person by the Company or a Subsidiary shall be deemed to be the acquisition of 100% of the Equity Interests of such Person by the Company or such Subsidiary if the Company or such Subsidiary has the right under applicable law to acquire all remaining Equity Interests in such Person not owned by the Company or such Subsidiary through a short form merger, compulsory acquisition or other compulsory process and the Company or such Subsidiary promptly initiates appropriate proceedings under applicable law to acquire such remaining Equity Interests and diligently pursues the acquisition of such Equity Interests and (iii) the acquisition, directly or indirectly, of at least a majority of the Equity Interests of Perbio by the Company and any subsequent acquisition of such Equity Interests shall be deemed to satisfy the requirements of this clause (d) with respect to the Perbio Acquisition), (e) all actions required to be taken, if any, with respect to each Subsidiary or asset resulting from such acquisition under Sections 5.12 and 5.13 shall be taken, (f) the Company and the Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in Sections 6.12, 6.13 and 6.14 recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available as if such acquisition had occurred on the first day of each relevant period for testing compliance, (g) the Company has delivered to the Administrative Agent a certificate signed by a Financial Officer to the effect set forth in clauses (a), (b), (d) and (f) above, together with all relevant financial information for the Person or assets being acquired and, with respect to clause (f), including reasonably detailed calculations demonstrating compliance therewith and (h) if any Subsidiary resulting from such acquisition does not become a Subsidiary Guarantor promptly following such acquisition, the Company is in compliance with the proviso to clause (d) of Section 6.04 after giving effect to such acquisition; provided that clauses (f) and (g) shall not apply to any such acquisition that involves a value of $20,000,000 or less. Notwithstanding clause (d) above, in the case of an acquisition that results in a Subsidiary or Subsidiaries that are not wholly owned Subsidiaries but that satisfies the other conditions applicable to a Permitted Acquisition, such acquisition shall not fail to qualify as a Permitted Acquisition solely by reason of such Subsidiaries not being wholly owned; provided that (i) the Person acquired becomes a Subsidiary and (ii) the aggregate consideration paid for, and other investments in and loans and advances to, all Subsidiaries so acquired that are Excluded Subsidiaries shall not at any time exceed $300,000,000 (other than Perbio Transaction Investments in respect of Excluded Subsidiaries resulting from the Perbio Acquisition).

          “Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or governmental charges or claims that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c) Liens incurred or pledges and deposits made, in each case, in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way, covenants, irregularities in title and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary; and

(g) customary rights of setoff upon deposit accounts and securities accounts of cash in favor of banks or other depository institutions and securities intermediaries;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

          “Permitted Holders” means (a) Thomas H. Lee Company, a sole proprietorship located in Massachusetts (“THL”), (b) any Affiliate of THL (other than a portfolio company), (c) any officer, employee or consultant of THL, (d) either Thomas H. Lee Equity Fund, III L.P., Thomas H. Lee Foreign Fund III, L.P., THL-CCI Limited Partnership or THL FSI Equity Investors, L.P. (the “THL Investors”), (e) any limited or general partner, stockholder, officer, employee or consultant of any THL Investor; provided that consultants of THL and consultants of THL Investors shall not be Permitted Holders to the extent of Equity Interests in the Company having an aggregate value exceeding $3,000,000 and (f) Paul M. Montrone, Paul M. Meister and individuals who are officers, directors, employees and other members of the management of the Company as of the Effective Date, or immediate family members or relatives thereof, or trusts or partnerships for the benefit of, or companies or other entities owned by, any of the foregoing, or any of their heirs, executors, successors or legal representatives, who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, common stock of the Company.

          “Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) marketable direct obligations issued by any state of the United States of America, or any political subdivision of any such state or any public instrumentality thereof, maturing within one year from the date of acquisition thereof and, at the time of acquisition, having either the highest, the second-highest or the third-highest credit ratings obtainable (i.e., “A” or better) from S&P or Moody’s;

(c) investments in commercial paper (i) maturing within one year from the date of acquisition thereof and (ii) (A) issued by any Lender (or the parent company of such Lender), (B) issued by any domestic office of any commercial bank (or the parent company of such bank) organized under the laws of the United States of America or any State thereof and having, at the date of acquisition, the highest, second-highest or third-highest credit rating obtainable (i.e., “A” or better) from S&P or from Moody’s or (C) issued by, or guaranteed by, any industrial or financial company and having, at the date of acquisition, either the highest, the second-highest or the third-highest credit rating obtainable (i.e., “A” or better) from S&P or from Moody’s;

(d) investments in Dollar denominated certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (i) any Lender or (ii) any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof (or the holding company of such bank) whose short-term commercial paper (or that of its parent company) has the highest or second-highest credit rating obtainable from S&P or from Moody’s;

(e) investments in money market deposit accounts of which substantially all the assets are securities of the types described in clauses (c) through (d) of this definition; and

(f) in the case of investments by a Foreign Subsidiary, investments in certificates of deposit, banker’s acceptances and time deposits maturing within twelve months from the date of acquisition thereof issued or guaranteed by or placed with any bank organized under the laws of Canada, Japan or any Member State of the European Union whose short-term commercial paper rating has the highest or the second-highest credit rating obtainable from S&P or from Moody’s.

          “Permitted Receivables Financing” means financing arrangements pursuant to which the Company or one or more of its Subsidiaries (or a combination thereof) realizes cash proceeds in respect of Receivables and Related Security by selling or otherwise transferring such Receivables and Related Security (on a non-recourse basis, other than Standard Securitization Undertakings) to one or more Receivables Subsidiaries, and such Receivables Subsidiary or Receivables Subsidiaries realize cash proceeds in respect of such Receivables and Related Security pursuant to a revolving committed financing arrangement; provided that (a) the Company shall deliver to the Administrative Agent copies of all documentation entered into in connection with any such financing arrangements and (b) the Company represents, in a certificate of a Financial Officer delivered to the Administrative Agent, that the terms and conditions of such financing arrangements are customary for accounts receivable securitization financings. It is understood that the financing arrangements provided for pursuant to the Existing Receivables Purchase Agreement and the Existing Receivables Transfer Agreement, as in effect on the Effective Date, constitute a Permitted Receivables Financing; provided that the proviso to the preceding sentence shall have been satisfied with respect thereto.

          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

          “Prepayment Event” means:

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Company or any Subsidiary,

other than dispositions described in any of clauses (a) through (h) or clause (j) or (k) of Section 6.05;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Subsidiary, but only to the extent that the Net Proceeds therefrom have not been applied to repair, restore or replace such property or asset (or are otherwise applied to make Permitted Acquisitions or to acquire real property, equipment or other tangible assets to be used in the business of the Company and the Subsidiaries) within 360 days after such event; or

(c) the incurrence by the Company or any Subsidiary of any Indebtedness, other than Indebtedness permitted by Section 6.01.

          “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

          “Principal Property” has the meaning assigned to such term in the Collateral Sharing Agreement.

          “Quotation Day” means, with respect to any Eurocurrency Competitive Local Currency Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

          “Reaffirmation Agreement” means the Reaffirmation Agreement, entered into in connection with the Amendment and Restatement Agreement, substantially in the form attached thereto as Exhibit C.

          “Receivable” means an Account owing to the Company or any Subsidiary (before its transfer to a Receivables Subsidiary), whether now existing or hereafter arising, together with all cash collections and other cash proceeds in respect of such Account, including all yield, finance charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

          “Receivables Financing Debt” means, as of any date with respect to any Permitted Receivables Financing, the amount of the outstanding Receivables subject to such Permitted Receivables Financing that would be required to discharge all principal obligations to financing parties (and would not be returned, directly or indirectly, to the Company) if all such Receivables were to be collected at such date and such Permitted Receivables Financing were to be terminated at such date.

          “Receivables Subsidiary” means a wholly owned Subsidiary of the Company that does not engage in any activities other than participating in one or more Permitted Receivables Financings and activities incidental thereto; provided that (a) such Subsidiary does not have any Indebtedness other than (i) Indebtedness incurred pursuant to a Permitted Receivables Financing owed to financing parties supported by Receivables and Related Security and (ii) Subordinated Receivables Transfer Debt, (b) neither the Company nor any other Subsidiary Guarantees any Indebtedness or other obligation of such Subsidiary, other than Standard Securitization Undertakings and (c) all Equity Interests of and other investments in such Subsidiary that are owned by the Company or any other Subsidiary are pledged pursuant to the Collateral Agreement; provided further that clause (c) above shall not apply to Equity Interests and investments owned by a Foreign Subsidiary if the Permitted Receivables Financing conducted through the relevant Subsidiary is used solely to finance Receivables and Related Security of Foreign Subsidiaries and all investments in such Subsidiary are made by Foreign Subsidiaries.

          “Redemption” means the redemption of the entire $600,000,000 principal amount of the Company’s 9.0% senior subordinated notes due February 2008, including the payment of the redemption price (including principal, interest and call premium) with respect thereto.

          “Regulation S-X” means Regulation S-X of the Securities and Exchange Commission.

          “Register” has the meaning set forth in Section 10.04.

          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

          “Related Security” means, with respect to any Receivable:

(a) all of the Company’s or the applicable Subsidiary’s right, title and interest in and to any goods, the sale of which gave rise to such Receivable;

(b) all security pledged, assigned, hypothecated or granted to or held by the Company or the applicable Subsidiary to secure such Receivable;

(c) all guaranties, endorsements and indemnifications on, or of, any Receivable or any of the foregoing (other than by the Company or any Subsidiary that is not a Receivables Subsidiary);

(d) all powers of attorney for the execution of any evidence of indebtedness or security or other writing in connection therewith;

(e) all books, records, ledger cards and invoices related to such Receivable or any of the foregoing, whether maintained electronically, in paper form or otherwise;

(f) all evidences of the filing of financing statements and other statements and the registration of other instruments in connection therewith and amendments thereto, notices to other creditors or secured parties, and certificates from filing or other registration officers;

(g) all credit information, reports and memoranda relating thereto;

(h) all other writings related thereto; and

(i) all proceeds of any of the foregoing.

          “Required Lenders” means, at any time, Lenders having Revolving Exposures, Original Term Loans, Tranche B-1 Term Loans, other Incremental Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Exposures, outstanding Original Term Loans, outstanding Tranche B-1 Term Loans, other outstanding Incremental Term Loans and unused Commitments at such time.

          “Reset Date” has the meaning assigned to such term in Section 2.22.

          “Restatement Effective Date” has the meaning given such term in the Amendment and Restatement Agreement.

          “Restatement Transactions” means the execution and delivery of the Amendment and Restatement Agreement by each Person party thereto, the satisfaction of the conditions (c), (d), (e), (f), (g), (h), (j), (n) and (o) to the effectiveness thereof, the consummation of the transactions contemplated by conditions (c), (d), (e), (f), (g), (h), (j), (n) and (o) to the effectiveness thereof, the consummation of the tender offer constituting part of the Perbio Acquisition and the financing transactions relating thereto, including the borrowing of Tranche B-1 Term Loans on the Restatement Effective Date and the use of the proceeds thereof.

          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in the Company or any Subsidiary.

          “Restricted Subsidiary” has the meaning assigned to such term in the Collateral Sharing Agreement.

          “Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

          “Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $175,000,000.

          “Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

          “Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure or a Local Currency Loan.

          “Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01 or Section 2.05 (with respect to an LC Disbursement).

          “Revolving Maturity Date” means March 31, 2008.

          “S&P” means Standard & Poor’s.

          “Secured Parties” has the meaning assigned to such term in the Security Documents.

          “Security Documents” means the Collateral Agreement, the Swedish Pledge Agreements, the Collateral Sharing Agreement and the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12, 5.13 or 5.15 to secure any of the Obligations.

          “Senior Bridge Debt” means Indebtedness of the Company in respect of senior unsecured bridge loans or notes in respect thereof; provided that (a) such loans or notes mature later than, and there are not any scheduled principal payments in respect thereof due prior to, the date that is six months after the last scheduled maturity date of the Loans (other than Incremental Term Loans) and scheduled termination date of the Commitments hereunder outstanding or in effect when such loans are made or such notes are issued (it being understood that if the terms of such loans or notes provide for an initial maturity upon which there is any mandatory extension or exchange for longer term debt securities, then such loans or notes shall not be deemed to mature prior to the final maturity date after giving effect to the mandatory extension or the final maturity of any securities so issued in exchange) and (b) the other terms and conditions of such loans or notes (or any such debt securities issued in exchange therefor) are customary for bridge loan facilities intended to be refinanced with debt issued in the capital markets, and in any event are no more restrictive than those applicable to the Loans under this Agreement (except that the pricing terms thereof may be different then those applicable to the Loans under this Agreement).

          “Senior Debt” means (a) Indebtedness in respect of senior unsecured debt securities; provided that, (i) such securities are issued by the Company in the capital markets pursuant to an offering that is either registered under the Securities Act of 1933 or made to one or more initial purchasers for distribution pursuant to Rule 144A and/or Regulation S and/or Regulation D thereunder, (ii) such securities mature later than, and there are not any scheduled principal payments in respect thereof due prior to, the date that is six months after the last scheduled maturity date of the Loans (other than Incremental Term Loans) and scheduled termination date of the Commitments hereunder outstanding or in effect when such securities are issued, and (iii) the other terms and conditions of such securities and related documentation are, in all material respects, customary for those of similar debt securities issued in capital markets offerings by issuers of comparable creditworthiness and (b) Indebtedness in respect of Senior Bridge Debt. Senior Debt also shall include any Indebtedness of a Subsidiary in respect of its Guarantee of any Indebtedness described in the preceding sentence; provided that a Subsidiary shall not Guarantee such Indebtedness unless such Subsidiary is a Subsidiary Guarantor.

          “Senior Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date (excluding any Subordinated Debt included in Total Indebtedness) to (b) Adjusted EBITDA for the period of four consecutive fiscal quarters of the Company ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Company most recently ended).

          “Sold Business” means any Person, property, business or asset sold, transferred or otherwise disposed of by the Company or any Subsidiary, other than in the ordinary course of business.

          “Special Note” means a promissory note of a Foreign Subsidiary that is issued by such Foreign Subsidiary (without any consideration) as a dividend or distribution with respect to Equity Interests in such Foreign Subsidiary held by the Company or a Subsidiary Guarantor.

          “Specified Obligations” means Obligations consisting of the principal of and interest on the Loans, reimbursement obligations in respect of LC Disbursements and fees payable hereunder to the Revolving Lenders.

          “Spot Exchange Rate” means, on any day, with respect to any Local Currency in which a Local Letter of Credit (or LC Disbursement thereunder) is denominated, the spot rate at which Dollars are offered on such day by the applicable Issuing Bank in London for such Local Currency at approximately 11:00 a.m. (London time).

          “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities made by the Company or any of the Subsidiaries in connection with a Permitted Receivables Financing that are customary for accounts receivables securitization financings; provided that Standard Securitization Undertakings shall not include any Guarantee of any Indebtedness or collectability of any Receivables.

          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board (or in the case of Local Currency Borrowings, the applicable Governmental Authority) to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          “Subordinated Debt” means any subordinated notes or senior subordinated notes issued pursuant to or evidenced by any Subordinated Debt Documents and the Indebtedness evidenced thereby (including the Existing Subordinated Debt). Subordinated Debt shall also include any Indebtedness of a Subsidiary in respect of its Guarantee of any Indebtedness described in the preceding sentence.

          “Subordinated Debt Documents” means any indenture or indentures under which subordinated notes or senior subordinated notes are issued by the Company (including the Existing Subordinated Indentures), all subordinated notes and senior subordinated notes issued thereunder and all other instruments, agreements and other documents evidencing or governing the Indebtedness represented thereby or providing for any Guarantee or other right in respect thereof; provided that the terms and conditions thereof (other than the terms and conditions of the Existing Subordinated Debt) satisfy the conditions set forth in clause (iii) of Section 6.01(a).

          “Subordinated Receivables Transfer Debt” means Indebtedness of a Receivables Subsidiary owed to the Company or another Subsidiary and incurred to finance the purchase of Receivables and Related Security from the Company or another Subsidiary in connection with a Permitted Receivables Financing; provided that (a) such Indebtedness is evidenced by a promissory note pledged pursuant to the Collateral Agreement (unless such promissory note is held by a Foreign Subsidiary and the conditions set forth in the second proviso to the definition of “Receivables Subsidiary” are satisfied with respect to such Receivables Subsidiary) and (b) all proceeds of such Indebtedness are applied by such Receivables Subsidiary to pay the purchase price of such Receivables and Related Security.

          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

          “Subsidiary” means any subsidiary of the Company.

          “Subsidiary Borrower” means any Subsidiary as to which an Election to Participate shall have been delivered to the Administrative Agent and as to which an Election to Terminate shall not have been delivered to the Administrative Agent, in each case pursuant to Section 2.23. The Initial Borrower is not a Subsidiary Borrower.

          “Subsidiary Guarantors” means the Initial Borrower and any other Domestic Subsidiaries that, as of any date of determination, are “Guarantors” under, and as defined in, the Collateral Agreement.

          “Swap Agreement” means any agreement with respect to any swap, forward, spot or forward foreign exchange transaction, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

          “Swedish Intercompany Loan” means the loan or loans, in an aggregate principal amount at any time equal to not less than (x) the aggregate Perbio Transaction Investments as of such time minus (y) $25,000,000 (to the extent such amount is contributed as common equity by the Dutch Partnership to the Foreign Subsidiary that is the direct parent of the Foreign Subsidiaries that acquire direct ownership of the Equity Interests in Perbio), made by the Dutch Partnership (which loans shall be represented by promissory notes pledged to the Collateral Agent pursuant to Section 5.13) to the Foreign Subsidiary that is the direct parent of the Foreign Subsidiaries that acquire direct ownership of the Equity Interests in Perbio.

          “Swedish Liquidating Subsidiaries” has the meaning assigned to such term in the proviso to clause (e) of Section 5.13.

          “Swedish Reorganization” means any liquidation, dissolution, merger or consolidation contemplated by the proviso to clause (e) of Section 5.13.

          “Swedish Pledge Agreements” means the Swedish Pledge Agreements, entered into in connection with the Amendment and Restatement Agreement, substantially in the form attached thereto as Exhibit D.

          “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

          “Swingline Lender” means (a) JPMorgan Chase Bank, in its capacity as lender of Swingline Loans hereunder or (b) any other Lender that agrees with the Company and the Administrative Agent to make Swingline Loans hereunder as provided in Section 2.04, in its capacity as such.

          “Swingline Loan” means a Loan made pursuant to Section 2.04.

          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

          “Term Loan” means an Original Term Loan or Tranche B-1 Term Loan.

          “Term Loan Borrower” means the Initial Borrower, unless a Financial Officer of the Initial Borrower and a Financial Officer of the Company notify the Administrative Agent in writing prior to the Term Loan Funding Date that the Company is to be the Term Loan Borrower, in which case “Term Loan Borrower” means the Company.

          “Term Loan Maturity Date” means March 31, 2010.

          “Total Indebtedness” means, as of any date, the sum (without duplication) of (a) the aggregate principal amount of Indebtedness of the Company and its Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, (b) the aggregate principal amount of Indebtedness outstanding as of such date of Persons other than the Company and its Subsidiaries, in the amount that would be reflected on a balance sheet of any such Person prepared as of such date on a consolidated basis in accordance with GAAP, to the extent Guaranteed by the Company or any Subsidiary and (c) Receivables Financing Debt as of such date.

          “Total Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date to (b) Adjusted EBITDA for the period of four consecutive fiscal quarters of the Company ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Company most recently ended prior to such date).

          “Tranche B-1 Lender” means a Lender with a Tranche B-1 Term Loan Commitment or an outstanding Tranche B-1 Term Loan.

          “Tranche B-1 Term Loan” means a Loan made pursuant to Section 3 of the Amendment and Restatement Agreement.

          “Tranche B-1 Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Tranche B-1 Term Loans under the Amendment and Restatement Agreement, expressed as an amount representing the maximum principal amount of Tranche B-1 Term Loans to be made by such Lender thereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Tranche B-1 Term Loan Commitment is set forth on Schedule 1 to the Amendment and Restatement Agreement, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche B-1 Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche B-1 Term Loan Commitments is $250,000,000.

          “Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is or is to be a party, (b) the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit, (c) the Redemption, and (d) the payment of fees and expenses in connection with the foregoing.

          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

     SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to one or more of the Borrowers from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the sum of the total Revolving Exposures plus the Local Currency Loan Exposure exceeding the total Revolving

Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

          (b) The Original Term Loans were made to the Term Loan Borrower on the Term Loan Funding Date and the Tranche B-1 Term Loans were made to the Term Loan Borrower on the Restatement Effective Date.

          (c) Amounts repaid in respect of Term Loans may not be reborrowed.

          SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan or a Local Currency Loan) shall be made in Dollars as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

          (b) Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the applicable Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

          (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $5,000,000 (in the case of a Term Borrowing) or $2,500,000 (in the case of a Revolving Borrowing). At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $2,500,000. Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 20 Eurodollar Borrowings outstanding. Notwithstanding anything to the contrary in this Section 2.02(c), any ABR Revolving Borrowing or Swingline Loan may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e), in each case subject to the limitations set forth elsewhere in this Agreement.

          (d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or Term Loan Maturity Date, as applicable.

          SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing, Original Term Borrowing or Incremental Term Borrowing, the applicable Borrower (or the Company, on behalf of the applicable Borrower) shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:30 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:30 p.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that a Borrowing Request shall not be required with respect to any LC Disbursement Borrowing, as provided in Section 2.05(e). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower (or the Company, on behalf of the applicable Borrower). Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Revolving Borrowing, Original Term Borrowing or Incremental Term Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day (and, in the case of an Original Term Borrowing, shall be the Original Term Loan Funding Date);

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(vii) the identity of the applicable Borrower.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each participating Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

          SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Swingline Loans to one or more of the Borrowers in Dollars from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans of all Swingline Lenders exceeding $30,000,000 or (ii) the sum of the total Revolving Exposures and Local Currency Loan Exposure exceeding the total Revolving Commitments; provided that a Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Swingline Loans.

          (b) To request a Swingline Loan, a Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan and the Swingline Lender that is to make such Swingline Loan. The Administrative Agent will promptly advise the applicable Swingline Lender of any such notice received from a Borrower. The applicable Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the general deposit account of such Borrower with such Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

          (c) A Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of such Swingline Lender’s Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the applicable Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender. Any amounts received by a Swingline Lender from the applicable Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.

          (d) Any Swingline Lender may be terminated, and any existing Revolving Lender may become a Swingline Lender, in each case at any time by written agreement among the Company, the Administrative Agent and the terminated Swingline Lender or additional Swingline Lender (as applicable). The Administrative Agent shall notify the Lenders of any such additional Swingline Lender. From and after the effective date of any such addition of a Swingline Lender, the additional Swingline Lender shall have all the rights and obligations of a Swingline Lender with respect to Swingline Loans made by it. After the termination of a Swingline Lender hereunder, the terminated Swingline Lender shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such termination, but shall not be required to make additional Swingline Loans.

          SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, each Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period, and each Issuing Bank agrees, subject to the terms and conditions set forth herein, to issue such Letters of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. All Letters of Credit shall provide for drawings thereunder to be denominated in Dollars except as provided for Local Letters of Credit pursuant to Section 2.05(l).

          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank (which may be any Issuing Bank selected by such Borrower if there is more than one Issuing Bank, except that the Issuing Banks in respect of Existing Letters of Credit shall not be required to issue additional Letters of Credit or renew or extend an Existing Letter of Credit unless agreed by them) and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, such Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $150,000,000 and (ii) the sum of the total Revolving Exposures and the Local Currency Loan Exposure shall not exceed the total Revolving Commitments.

          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date.

          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to such Borrower for any reason (subject to Section 2.05(l), in the case of Local Letters of Credit). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

          (e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that is two Business Days after such LC Disbursement is made; provided that, if such LC Disbursement is denominated in Dollars and is not less than $100,000, then, unless the applicable Borrower notifies the Administrative Agent and the applicable Issuing Bank prior to the time that such LC Disbursement is made (or, if earlier, promptly after receipt by such Borrower of notice from such Issuing Bank that such LC Disbursement will be made) that such Borrower does not wish to finance reimbursement of such LC Disbursement with an ABR Revolving Borrowing (i) on the date that such LC Disbursement is made the applicable Issuing Bank shall notify the Administrative Agent by telephone (confirmed by facsimile) that such LC Disbursement is being or has been made (specifying the amount thereof and identifying the applicable Borrower) and is to be reimbursed pursuant to an ABR Revolving Borrowing (referred to herein as an “LC Disbursement Borrowing”), (ii) the Administrative Agent shall thereupon notify each Revolving Lender of such LC Disbursement, the amount of the LC Disbursement Borrowing that is to be made to finance reimbursement of such LC Disbursement (which shall be in an amount equal to such LC Disbursement plus, if such Borrowing will not be funded on the same day that such LC Disbursement was made, interest thereon accrued pursuant to paragraph (h) of this Section to the date that such Borrowing will be funded) and such Revolving Lender’s Applicable Percentage thereof, (iii) promptly following receipt of such notice, each Revolving Lender shall make its Revolving Loan in respect of such LC Disbursement Borrowing as provided in Section 2.06, and the Administrative Agent will remit the proceeds of such Loans to the applicable Issuing Bank as provided in Section 2.06 and (iv) thereupon, such Borrower’s obligation to reimburse such LC Disbursement shall be discharged and replaced by such LC Disbursement Borrowing to the extent of the proceeds of such Loans so remitted. No Borrowing Request shall be required for any LC Disbursement Borrowing and the obligation of each Revolving Lender to make its ABR Revolving Loan as part of any LC Disbursement Borrowing shall be unconditional as provided in paragraph (d) of this Section with respect to participations (but shall be subject to clause (b) of Section 2.01); provided that such obligation of each Revolving Lender shall not be unconditional with respect to its Applicable Percentage of any portion of such LC Disbursement Borrowing in excess of its Applicable Percentage of the principal amount of the LC Disbursement to be financed with such LC Disbursement Borrowing (it being understood that any portion of any LC Disbursement Borrowing to be used to finance interest accrued pursuant to paragraph (h) of this Section shall be subject to the same conditions applicable to any other Revolving Borrowing hereunder, other than the minimum amount (which shall be $100,000 in the case of an LC Disbursement Borrowing) and delivery of a Borrowing Request). If a Borrower fails to make any payment required to be made by it pursuant to the first sentence of this paragraph to reimburse any LC Disbursement when due (whether as a result of an LC Disbursement Borrowing not being required to finance such payment or any other reason), then (A) the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof and (B) promptly following receipt of such notice (but subject to Section 2.05(l), in the case of Local Letters of Credit), each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders; provided that, if the Revolving Lenders are required to make Revolving Loans to fund an LC Disbursement Borrowing as contemplated above in the preceding sentence with respect to any LC Disbursement, and the applicable Borrower’s obligation to make payment to reimburse such LC Disbursement is not fully discharged because one or more of the Revolving Lenders fails to make any such Revolving Loan so required to be made by it, then (1) neither this sentence nor any other provision of this Agreement shall be construed to require any Revolving Lender that has made its Revolving Loan pursuant to such LC Disbursement Borrowing to make any additional payment to fund any portion of such LC Disbursement, (2) the obligations of each Revolving Lender that has failed to make any such Revolving Loan required to be made by it shall not be reduced as a result of any other Revolving Lender having made any such Revolving Loan (it being understood that any such Revolving Lender shall be responsible for its Applicable Percentage of the relevant LC Disbursement Borrowing, and not limited to its Applicable Percentage of the relevant shortfall attributable to the partial funding of the applicable LC Disbursement Borrowing) and (3) the applicable Borrower shall not be relieved of its obligations hereunder in respect of the unpaid portion of any LC Disbursement attributable to any Revolving Lender’s failure to make a Revolving Loan to fund an LC Disbursement Borrowing. Promptly following receipt by the Administrative Agent of any payment from a Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and the applicable Issuing Bank as their interests may appear. If any LC Disbursement Borrowing is required to be made hereunder, the Administrative Agent will notify the Company of the amount thereof and of any failure by any Revolving Lender to fund its Applicable Percentage thereof.

          (f) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit,, (iv) failure of any Revolving Lender to fund any LC Disbursement Borrowing, or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, each Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each of the Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit issued by it comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

          (g) Disbursement Procedures. An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse the applicable Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

          (h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made (including pursuant to an ABR Revolving Borrowing or Swingline Loan made on the date such LC Disbursement is required to be reimbursed), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if such Borrower fails to reimburse such LC Disbursement within two Business Days after such LC Disbursement is made as provided in paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

          (i) Issuing Banks. Any Issuing Bank may be terminated, and any existing Revolving Lender may become an Issuing Bank, in each case at any time by written agreement among the Company, the Administrative Agent and the terminated Issuing Bank or additional Issuing Bank (as applicable). The Administrative Agent shall notify the Lenders of any such additional Issuing Bank. At the time any such termination shall become effective, the applicable Borrower or Borrowers shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such addition of an Issuing Bank, the additional Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it. After the termination of an Issuing Bank hereunder, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not be required to issue additional Letters of Credit.

          (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company (on behalf of itself and the Borrowers) receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, each Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure attributable to Letters of Credit issued for the account of such Borrower as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. The applicable Borrowers also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of such Borrowers for their respective LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If a Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower promptly after all Events of Default have been cured or waived. If a Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to such Borrower promptly as, and to the extent that (after giving effect to such return), the sum of the Revolving Exposures no longer exceeds the Revolving Commitments; provided that no Default shall have occurred and be continuing.

          (k) Existing Letters of Credit. On the Effective Date, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder for the account of the Initial Borrower on the Effective Date and the Existing Credit Agreement shall no longer apply to such Existing Letters of Credit (but fees payable to the Issuing Bank in respect thereof shall remain the same unless otherwise agreed by such Issuing Bank).

          (l) Local Letters of Credit. Subject to the terms and conditions set forth herein, the other conditions applicable to the issuance of Letters of Credit hereunder and the approval of the applicable Issuing Bank, each Borrower may request the issuance of Local Letters of Credit. Upon the issuance of any Local Letter of Credit, and so long as any Local Letter of Credit remains outstanding, the following provisions shall apply:

(i) For purposes of determining the total LC Exposure at any time and for purposes of calculating fees payable under Section 2.12(b), the amount of any Local Letter of Credit and of any LC Disbursements in respect thereof shall be deemed to be, as of any date of determination, the Dollar Amount thereof at such date. The initial Dollar Amount of any Local Letter of Credit shall be determined by the applicable Issuing Bank on the date of issuance thereof and adjusted from time to time thereafter, in each case, as provided below. The Dollar Amount of each Local Letter of Credit outstanding shall be adjusted by the applicable Issuing Bank on each Calculation Date as provided in Section 2.22(a). If an LC Disbursement is made by the Issuing Bank under any Local Letter of Credit, the Dollar Amount of such LC Disbursement shall be determined by such Issuing Bank on the date that such LC Disbursement is made. The applicable Issuing Bank shall make each such determination to be made by it by calculating the amount in Dollars that would be required in order for such Issuing Bank to purchase an amount of the applicable Local Currency equal to the amount of the relevant Local Letter of Credit or unpaid LC Disbursement, as the case may be, on the date of determination at the Spot Exchange Rate with respect to such Local Currency on such date of determination. Each applicable Issuing Bank shall notify the Administrative Agent and the Company promptly of each such Dollar Amount determined by it, on the date that such determination is required to be made.

(ii) Subject to paragraph (iv) below, the obligation of the applicable Borrower to reimburse the applicable Issuing Bank for any LC Disbursement under any Local Letter of Credit, and to pay interest thereon, shall be payable only in the Local Currency in which such LC Disbursement is made, and shall not be discharged by paying an amount in Dollars or any other currency; provided that the applicable Issuing Bank may agree, in its sole discretion, to accept reimbursement in another currency, but any such agreement shall not affect the obligations of the Revolving Lenders or the Borrowers under paragraphs (iii) and (iv) below if such reimbursement is not actually made to the applicable Issuing Bank when due.

(iii) The obligation of each Revolving Lender under paragraphs (d) and (e) of this Section to pay its Applicable Percentage of any unpaid LC Disbursement under any Local Letter of Credit shall be payable only in Dollars and shall be in an amount equal to such Applicable Percentage of the Dollar Amount of such unpaid drawing determined as provided in paragraph (i) above. Under no circumstances shall the provisions hereof permitting the issuance of Letters of Credit in a Local Currency be construed, by implication or otherwise, as imposing any obligation upon any Revolving Lender to make any Loan or other payment under the Loan Documents, or to accept any payment from any Borrower in respect of any unreimbursed LC Disbursement, in any currency other than Dollars, it being understood that the parties intend all payments of Indebtedness created under the Loan Documents (other than the Local Currency Loans as set forth in this Agreement) to be denominated and payable only in Dollars except as expressly provided in paragraph (ii) above.

(iv) If and to the extent that any Revolving Lender pays its Applicable Percentage of any unreimbursed LC Disbursement under any Local Letter of Credit, then, notwithstanding clause (ii) above, the obligation of the applicable Borrower to reimburse the portion of such unreimbursed LC Disbursement funded by such Revolving Lender shall be converted to, and shall be payable only in, Dollars (in an amount equal to the Dollar amount funded by such Revolving Lender as provided above) and shall not be discharged by paying an amount in any other currency. Interest accrued on such unreimbursed LC Disbursement to and excluding the date of such payment by such Revolving Lender shall be for the account of the applicable Issuing Bank and be payable in the applicable Local Currency, but interest thereafter shall accrue on the Dollar amount owed to such Revolving Lender and shall be payable in Dollars.

          SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan (other then a Local Currency Loan) to be made by it hereunder, pursuant to the notice delivered to it by the Administrative Agent under Section 2.03 (or, in the case of an LC Disbursement Borrowing, Section 2.05(e)), on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. Each Lender shall make each Local Currency Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, London time (or the time of such other city designated by the Administrative Agent), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the applicable Lenders. The

Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained with the Administrative Agent in New York City (or, in the case of any Local Currency, such other city as the Administrative Agent may designate in respect of the applicable Local Currency) and designated by such Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the applicable Borrower shall have no further obligations under this Section in respect thereof.

          SECTION 2.07. Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower (or the Company, on behalf of a Borrower) may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower (or the Company, on behalf of the applicable Borrower) may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or Local Currency Borrowings, which may not be converted or continued pursuant to this Section.

          (b) To make an election pursuant to this Section, the applicable Borrower (or the Company, on behalf of the applicable Borrower) shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower (or the Company, on behalf of the applicable Borrower).

          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each participating Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

          (e) If the applicable Borrower (or the Company on behalf of the applicable Borrower) fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

          SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date. The Original Term Loan Commitments have terminated.

          (b) The Company (on behalf of the Borrowers) may at any time terminate, or from time to time reduce, without premium or penalty, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans or Local Currency Loans in accordance with this Agreement, the sum of the total Revolving Exposures plus the Local Currency Loan Exposure would exceed the total Revolving Commitments.

          (c) The Company (on behalf of the Borrowers) shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

          SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender on the Revolving Maturity Date the then unpaid principal amount of each Revolving Loan made to such Borrower by such Revolving Lender, (ii) to the Administrative Agent for the account of each Lender on the last day of the Interest Period of each Local Currency Loan made to such Borrower by such Lender (and in any event not later then the Revolving Maturity Date) the then unpaid principal amount of each Local Currency Loan made to such Borrower by such Lender, (iii) to the Administrative Agent for the account of each Term Loan Lender on the Term Loan Maturity Date the then unpaid principal amount of each Term Loan made to such Borrower by such Term Loan Lender as provided in Section 2.10 and (iv) to each Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower by such Swingline Lender on the earlier of the Revolving Maturity Date and the date is two weeks after such Swingline Loan is made.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

          (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

          (e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

          (f) With respect to each repayment of Loans required by this Section 2.09, the Company may designate (by notice to the Administrative Agent prior to such repayment) the Borrowing or Borrowings of the applicable Class which are to be repaid.

          SECTION 2.10. Amortization of Term Loans. (a) Subject to adjustment pursuant to paragraph (d) of this Section, the Term Loan Borrower shall repay Original Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date:

Date	Amount

June 30, 2003	$1,000,000
September 30, 2003	$1,000,000
December 31, 2003	$1,000,000
March 31, 2004	$1,000,000
June 30, 2004	$1,000,000
September 30, 2004	$1,000,000
December 31, 2004	$1,000,000
March 31, 2005	$1,000,000
June 30, 2005	$1,000,000
September 30, 2005	$1,000,000
December 31, 2005	$1,000,000
March 31, 2006	$1,000,000
June 30, 2006	$1,000,000
September 30, 2006	$1,000,000
December 31, 2006	$1,000,000
March 31, 2007	$1,000,000
June 30, 2007	$1,000,000
September 30, 2007	$1,000,000

Date	Amount

December 31, 2007	$1,000,000
March 31, 2008	$1,000,000
June 30, 2008	$1,000,000
September 30, 2008	$1,000,000
December 31, 2008	$1,000,000
March 31, 2009	$1,000,000
June 30, 2009	$94,000,000
September 30, 2009	$94,000,000
December 31, 2009	$94,000,000
March 31, 2010	$94,000,000

          (b) Subject to adjustment pursuant to paragraph (d) of this Section, the Term Loan Borrower shall repay Tranche B-1 Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date:

Date	Amount

September 30, 2003	$625,000
December 31, 2003	$625,000
March 31, 2004	$625,000
June 30, 2004	$625,000
September 30, 2004	$625,000
December 31, 2004	$625,000
March 31, 2005	$625,000
June 30, 2005	$625,000
September 30, 2005	$625,000
December 31, 2005	$625,000
March 31, 2006	$625,000
June 30, 2006	$625,000
September 30, 2006	$625,000
December 31, 2006	$625,000
March 31, 2007	$625,000
June 30, 2007	$625,000
September 30, 2007	$625,000
December 31, 2007	$625,000
March 31, 2008	$625,000

Date	Amount

June 30, 2008	$625,000
September 30, 2008	$625,000
December 31, 2008	$625,000
March 31, 2009	$625,000
June 30, 2009	$58,906,250
September 30, 2009	$58,906,250
December 31,2009	$58,906,250
March 31, 2010	$58,906,250

          (c) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date.

          (d) Any prepayment of a Term Borrowing of either Class shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section ratably; provided that any prepayment of a Term Borrowing or Term Borrowings made pursuant to Section 2.11(a) may, at the election of the Term Loan Borrower (by notice to the Administrative Agent prior to the date of such prepayment), be applied, first, to reduce the next scheduled repayments of the Term Borrowings of the applicable Class to be made pursuant to this Section within the next 12 months after the date of such prepayment unless and until such next scheduled repayments have been eliminated as a result of reductions hereunder and, second, ratably.

          (e) Prior to any repayment of any Term Borrowings hereunder, the Term Loan Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by facsimile) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

          SECTION 2.11. Prepayment of Loans. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing made by it in whole or in part, without premium or penalty (other than payments required by Section 2.16), subject to the requirements of this Section.

          (b) In the event and on such occasion that the sum of the Revolving Exposures exceeds the total Revolving Commitments, the Borrowers shall prepay Revolving Borrowings or Swingline Borrowings or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess. In the event that, on any Reset Date, the Local Currency Loan Exposure exceeds 105% of the Local Currency Sublimit, then, within three Business Days after notice thereof to the Company from the Administrative Agent, the Borrowers shall prepay Local Currency Loans in an aggregate amount such that, after giving effect thereto, the Local Currency Loan Exposure does not exceed the Local Currency Sublimit. In the event that, on any Reset Date, the sum of the total Revolving Exposures and the Local Currency Loan Exposure exceeds 105% of the total Revolving Commitments, then, within three Business Days after notice thereof to the Company from the Administrative Agent, the Borrowers shall prepay the Revolving Loans or Local Currency Loans (or a combination thereof) such that, after giving effect thereto, the sum of the total Revolving Exposures plus the Local Currency Loan Exposure does not exceed the total Revolving Commitment.

          (c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Company or any Subsidiary in respect of any Prepayment Event, the Term Loan Borrower shall, within five Business Days after such Net Proceeds are received, prepay Term Borrowings in accordance with paragraph (d) of this Section in an aggregate amount equal to such Net Proceeds; provided that (i) in the case of any event described in clause (a) of the definition of the term “Prepayment Event”, if the Company shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Company and the Subsidiaries intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 360 days after receipt of such Net Proceeds, to make Permitted Acquisitions or acquire real property, equipment or other tangible assets to be used in the business of the Company and the Subsidiaries, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 360-day period, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied and (ii) in the case of any event described in clause (b) of the definition of the term “Prepayment Event”, the Term Loan Borrower shall not be required to make any prepayment required by this sentence in respect of such event in an aggregate principal amount less than $2,500,000. In addition, in the event and on each occasion that the Company or any Subsidiary shall sell, convey, transfer, lease, assign or otherwise transfer any asset (whether or not constituting a Prepayment Event), if the Company would be required to prepay or otherwise redeem, or offer to prepay or redeem, any Subordinated Debt as a result of such transaction unless the proceeds of such transaction are applied by or on behalf of the Term Loan Borrower within a specified period to prepay Term Borrowings in accordance with paragraph (d) of this Section (or otherwise prepay other Indebtedness or reinvested as permitted by the terms of such Subordinated Debt), then the Term Loan Borrower shall (unless such proceeds are otherwise reinvested within the specified period in a manner that relieves the Company of any such requirement) prepay Term Borrowings in accordance with paragraph (d) of this Section within such specified period to the extent necessary to relieve the Company of any such requirement.

          (d) Prior to any optional or mandatory prepayment of Borrowings hereunder, the applicable Borrower (or the Company on its behalf) shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) of this Section. In the event of any optional or mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the applicable Borrowers shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between the Original Term Borrowings and Tranche B-1 Term Borrowings pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class.

          (e) The applicable Borrower (or the Company on its behalf) shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:30 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders participating in the relevant Borrowing or Borrowings of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

          SECTION 2.12. Fees. (a) The Initial Borrower agrees to pay or cause to be paid to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees with respect to Revolving Commitments shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees with respect to Revolving Commitments shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender and Local Currency Loan Exposure shall be disregarded for such purpose).

          (b) The Initial Borrower agrees to pay or cause to be paid (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as is applicable to interest on Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate per annum separately agreed upon between the Company (or the Initial Borrower) and such Issuing Bank, on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on or prior to the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (c) The Initial Borrower agrees to pay or cause to be paid to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company (or the Initial Borrower) and the Administrative Agent.

          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

          SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest on the unpaid principal amount thereof at the Alternate Base Rate plus the Applicable Rate.

          (b) The Loans comprising each Eurodollar Borrowing shall bear interest on the unpaid principal amount thereof at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

          (c) The Loans comprising each Local Currency Borrowing shall bear interest on the unpaid principal amount thereof (i) in the case of a Negotiated Local Currency Loan, at the interest rate agreed upon by the applicable Revolving Lender and the applicable Borrower, (ii) in the case of a Fixed Rate Loan, at the applicable Competitive Bid Rate and (iii) in the case of Eurocurrency Competitive Local Currency Loans, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the applicable Margin.

          (d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

          (e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

          (f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

          SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company (on behalf of itself and the Borrowers) and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Company (on behalf of itself and the Borrowers) and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

          SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition (other than in respect of Taxes, which shall be governed by Section 2.17) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or any Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Initial Borrower will pay or cause to be paid to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered; provided that, in any such case, any applicable Borrower may elect to convert Eurodollar Loans made by such Lender hereunder to ABR Loans by giving the Administrative Agent at least one Business Day’s notice of such election, in which case the Initial Borrower shall promptly pay or cause to be paid to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this Section 2.15(a).

          (b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Initial Borrower will pay or cause to be paid to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

          (c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company or the Initial Borrower and shall be conclusive absent manifest error. Any such certificate shall be accompanied by an explanation of the circumstances or event that resulted in such claim for compensation. The Initial Borrower shall pay or cause to be paid to such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

          (d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Initial Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Company or the Initial Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

          (e) Notwithstanding any other provision of this Section 2.15, no Lender or Issuing Bank shall be entitled to compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital under this Section unless such Lender or Issuing Bank, as the case may be, represents to the Company or the Initial Borrower that at the time it is the policy or general practice of such Lender or Issuing Bank to demand such compensation for comparable costs or reductions, if any, in similar circumstances, if any, under comparable provisions of other credit agreements for comparable customers.

          SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or any Competitive Local Currency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(e) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan or any Competitive Local Currency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.19, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan or Eurocurrency Competitive Local Currency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the same currency and of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company or the Initial Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay or cause to be paid to such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

          SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if such Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and

(iii)  such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) Each Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than penalties, interest and expenses arising as a result of such Person’s willful misconduct or gross negligence). A certificate as to the amount of such payment or liability delivered to the Company or the Initial Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e) Each Foreign Lender shall deliver to the Company and the Administrative Agent two copies of either United States Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Foreign Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8BEN and a certificate representing that such Foreign Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, is not a 10 percent shareholder (within the meaning of Section 881(c)(3)(B) of the Code) of the Company and is not a controlled foreign corporation related to the Company (within the meaning of Section 881(c)(3)(C) of the Code), or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Foreign Lender claiming complete exemption from U.S. Federal withholding tax on all payments by the Domestic Loan Parties under this Agreement. Such forms shall be delivered by each such Foreign Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Foreign Lender changes its applicable lending office. In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. For purposes of this Section 2.17(e) only, the term “Foreign Lender” shall include the Administrative Agent at any time that the Administrative Agent is a Person organized under the laws of a jurisdiction other than the United States of America or any political subdivision thereof or is treated as such for U.S. Federal income tax purposes.

          (f) If the Administrative Agent or a Lender determines, in its reasonable sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund, which shall not be subject to the limitations set forth in the immediately preceding parenthetical); provided that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any interest imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

          SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time or, in the case of an amount payable in a Local Currency, 1:00 p.m. local time at the place of payment), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York (or as otherwise instructed by the Administrative Agent in the case of amounts payable in a Local Currency), except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars, except as expressly provided herein.

          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

          (d) Unless the Administrative Agent shall have received notice from the Company or the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(d) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

          SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount or indemnification to any Lender or any Governmental

Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Initial Borrower hereby agrees to pay or cause to be paid all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount or indemnification to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender fails to approve any waiver, amendment or modification to this Agreement that is approved by the Required Lenders, then the Company or the affected Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company or the affected Borrower, as applicable, shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank and each Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result, in the Company’s or the affected Borrower’s reasonable judgment, in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company and the affected Borrower to require such assignment and delegation cease to apply.

          SECTION 2.20. Incremental Term Loans. The Term Loan Borrower may (on behalf of any Borrower) at any time or from time to time, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of term loans (the “Incremental Term Loans”); provided that both at the time of any such request and upon the effectiveness of any Incremental Term Loan Amendment referred to below, no Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Default shall exist and the Company shall be in compliance with Sections 6.12, 6.13 and 6.14, determined on a pro forma basis as if such Incremental Term Loans had been outstanding on the last day of the most recent fiscal quarter for testing compliance therewith (and, for purposes of Section 6.12, as if such Incremental Term Loans had been outstanding during the period of four consecutive fiscal quarters then ended). Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $25,000,000. The Incremental Term Loans (a) shall be in an aggregate principal amount not exceeding (i) $375,000,000, or, if (x) the Perbio Reorganization has been consummated, (y) the Total Leverage Ratio is less than 3.50 to 1.00 at the time such Incremental Term Loan is incurred (after giving pro forma effect to the Incremental Term Loan to be incurred) and (z) the Senior Leverage Ratio is less than 3.00 to 1.00 at the time such Incremental Term Loan is incurred (after giving pro forma effect to the Incremental Term Loan to be incurred), $500,000,000 minus (ii) the aggregate principal amount of Senior Debt issued after the Effective Date in excess of $400,000,000 (if the Senior Leverage Ratio is greater than or equal to 3.50 to 1.00 at the time such Incremental Term Loan is incurred (after giving pro forma effect to the Incremental Term Loan to be incurred)), $525,000,000 (if the Senior Leverage Ratio is less than 3.50 to 1.00 but greater than or equal to 3.00 to 1.00 at the time such Incremental Term Loan is incurred (after giving pro forma effect to the Incremental Term Loan to be incurred)) or $650,000,000 (if the Senior Leverage Ratio is less than 3.00 to 1.00 at the time such Incremental Term Loan is incurred (after giving pro forma effect to the Incremental Term Loan to be incurred)), (b) shall rank pari passu in right of payment and of security with the Revolving Loans and the Term Loans, (c) shall not mature earlier than the Term Loan Maturity Date (but may, subject to clause (d) below, have amortization prior to such date), (d) shall not have a weighted average life that is shorter than that of the Term Loans, and (e) except as set forth above, shall be treated substantially the same as (and in any event no more favorably than) the Term Loans (in each case, including with respect to mandatory and voluntary prepayments); provided that (i) the terms and conditions applicable to Incremental Term Loans maturing after the Term Loan Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Term Loan Maturity Date and (ii) the Incremental Term Loans may be priced differently than the Term Loans. Each notice shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans and the Borrower in respect thereof. Each existing Lender shall be afforded the opportunity, but shall not be required, to provide a ratable share (including a share of any Incremental Term Loans not subscribed to by other existing Lenders) of any Incremental Term Loans. In the event that existing Lenders provide commitments in an aggregate amount less than the total amount of the Incremental Term Loans requested by the Term Loan Borrower, the Term Loan Borrower may arrange for one or more banks or other financial institutions (any such bank or other financial institution being called an “Additional Lender”) to extend commitments to provide Incremental Term Loans in an aggregate amount equal to the unsubscribed amount. Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Term Loan Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Company (and the applicable Borrower, if other than the Company), each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section. The effectiveness of any Incremental Term Loan Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Term Loan Amendment) and such other conditions as the parties thereto shall agree. No Lender shall be obligated to provide any Incremental Term Loans, unless it so agrees (it being acknowledged that the Tranche B-1 Lenders have agreed pursuant to the Amendment and Restatement Agreement to provide the Tranche B-1 Term Loans). The Tranche B-1 Term Loans constitute Incremental Term Loans.

          SECTION 2.21. Local Currency Loans. (a) General. Subject to the terms and conditions set forth herein, one or more of the Borrowers may borrow Local Currency Loans in the form of Competitive Local Currency Loans, Negotiated Local Currency Loans or any combination thereof; provided that on the date of the proposed borrowing and after giving effect thereto (i) the Local Currency Loan Exposure shall not exceed the Local Currency Sublimit and (ii) the sum of the total Revolving Exposures and the Local Currency Loan Exposure shall not exceed the total Revolving Commitments. All Local Currency Loans shall be subject to the terms and conditions of this Agreement and, in the event of any inconsistency between the terms of this Agreement and the terms of any Negotiated Local Currency Loan Agreement, the terms of this Agreement shall prevail.

          (b) Negotiated Local Currency Loans. Subject to the terms and conditions set forth herein, upon the request of any Borrower a Revolving Lender may, in its sole discretion, make a Loan (a “Negotiated Local Currency Loan”) to such Borrower; provided that such Negotiated Local Currency Loan shall (i) be denominated in a Local Currency, (ii) mature within one year after the date such Loan is made (subject to the right of such Revolving Lender and the applicable Borrower to agree to extend such maturity at any time to a date within one year after the date of such maturity or extension) and in any event shall mature on or prior to the Revolving Maturity Date, (iii) be in an aggregate principal amount the Dollar Equivalent of which, on the date such Loan is made, is an integral multiple of $100,000 and not less than $100,000 and (iv) otherwise comply with the applicable requirements of this Agreement. For purposes of subclause (iii) above, a Negotiated Local Currency Loan may be aggregated with other Negotiated Local Currency Loans being made by other Revolving Lenders on the same date to the same Borrower in the same Local Currency and with the same maturity. Prior to making any Negotiated Local Currency Loan, the Revolving Lender making such Loan shall deliver a written notice to the Administrative Agent (countersigned or acknowledged by the applicable Borrower or by the Company on behalf of such Borrower) specifying (A) the aggregate principal amount of such Loan expressed in Dollars (which shall comply with subclause (iii) above) and expressed in the applicable units of Local Currency (determined by such Revolving Lender based on the Exchange Rate), (B) the date on which such Loan is to be made, (C) the Borrower of such Loan and (D) the interest rate (or basis for determining the interest rate) and maturity of such Loan. Thereafter, such Revolving Lender shall notify the Administrative Agent of each payment received in respect of such Loan and of any change in the interest rate or maturity of such Loan or any other terms of such Loan. Such Revolving Lender also shall deliver to the Administrative Agent copies of any agreements and other documents (“Negotiated Local Currency Loan Agreements”) entered into with the applicable Borrower or any other Loan Party in connection with such Loan, including any promissory note evidencing such Loan, as well as all amendments and modifications thereto.

          (c) Competitive Local Currency Loans. (i) Subject to the terms and conditions set forth herein, upon the request of the Company a Revolving Lender may, in its sole discretion, make a Loan (a “Competitive Local Currency Loan”) to a Borrower in the form of a Eurocurrency Competitive Local Currency Loan or a Fixed Rate Loan; provided that (i) no Competitive Local Currency Loan shall be requested or made hereunder if after giving effect thereto any of the conditions applicable to Revolving Loans set forth in Section 4.02 would not be met, (ii) each Competitive Local Currency Loan shall be made pursuant to the procedures set forth in the following paragraphs of this Section and (iii) the amount of any Competitive Local Currency Loan shall be funded in the applicable Local Currency in an amount equal to the Local Currency Equivalent of the amount of such Competitive Local Currency Loan expressed in Dollars as provided above, as determined by the Administrative Agent.

               (ii) In order to request Competitive Bids, the Company shall hand deliver or facsimile to the Administrative Agent a duly completed Competitive Bid Request, to be received by the Administrative Agent (A) in the case of a Eurocurrency Competitive Local Currency Loan, not later than 10:00 a.m., New York City time, five Business Days before a proposed Competitive Local Currency Borrowing and (B) in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, two Business Days before a proposed Competitive Local Currency Borrowing. A Competitive Bid Request that does not conform substantially to the format of Exhibit G may be rejected in the Administrative Agent’s sole discretion, and the Administrative Agent shall promptly notify the Company of such rejection by facsimile. Each Competitive Bid Request shall refer to this Agreement and specify (A) the identity of the applicable Borrower and whether the Borrowing then being requested is to be a Eurocurrency Competitive Local Currency Borrowing or a Fixed Rate Borrowing, (B) the requested currency of such Borrowing, which must be a Local Currency, (C) the date of such Borrowing (which shall be a Business Day) and the aggregate principal amount thereof, which shall be expressed in Dollars in an integral multiple of $100,000 and equal to or greater than $100,000, (D) the Interest Period with respect thereto (which shall be a period contemplated by the definition of the term “Interest Period” and may not end after the Revolving Maturity Date), (E) the maturity date of such Competitive Local Currency Borrowing, which shall be the last day of the Interest Period with respect to such Competitive Local Currency Borrowing and (F) the location and number of the applicable Borrower’s account to which funds are to be disbursed (which must comply with Section 2.06), and such Competitive Bid Request shall be signed by the Company. Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Administrative Agent shall deliver by facsimile to the Revolving Lenders a Notice of Competitive Bid Request substantially in the form of Exhibit H inviting the Revolving Lenders to bid, on the terms and conditions of this Agreement, to make Competitive Local Currency Loans.

               (iii) Each Competitive Bid by a Revolving Lender must be received by the Administrative Agent by facsimile (A) in the case of a Eurocurrency Competitive Local Currency Loan, not later than 9:30 a.m., New York City time, four Business Days before the proposed Competitive Local Currency Borrowing and (B) in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, one Business Day before the proposed Competitive Local Currency Borrowing. A Lender may submit multiple bids to the Administrative Agent. Competitive Bids that do not conform substantially to the format of Exhibit E may be rejected by the Administrative Agent, and the Administrative Agent shall notify the Revolving Lender making such nonconforming bid of such rejection as promptly as practicable. Each Competitive Bid shall refer to this Agreement and specify (1) the principal amount (which shall be expressed in Dollars in a minimum principal amount of $100,000 and in an integral multiple of $100,000 and which may equal the entire principal amount of the Competitive Local Currency Borrowing requested) of the Competitive Local Currency Loan or Loans that the

Revolving Lender is willing to make, (2) the Competitive Bid Rate or Rates at which the Revolving Lender is prepared to make the Competitive Local Currency Loan or Loans and (3) the Interest Period and the last day thereof. If the Administrative Agent shall not have received a Competitive Bid from any Lender by the time required above, such Lender shall be deemed to have elected not to make a Competitive Bid; provided that failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Local Currency Loan as part of such Competitive Local Currency Borrowing. A Competitive Bid submitted by a Revolving Lender pursuant to this paragraph (iii) shall be irrevocable.

               (iv) The Administrative Agent shall notify the Company, by facsimile, of all the Competitive Bids made, the Competitive Bid Rate and the principal amount and the Interest Period (including the last day thereof) of each Competitive Local Currency Loan in respect of which a Competitive Bid was made and the identity of the Revolving Lender that made each bid by 12:00 noon (A) in the case of a Eurocurrency Competitive Local Currency Borrowing, four Business Days before the Competitive Local Currency Borrowing and (B) in the case of a Fixed Rate Borrowing, one Business Day before the proposed Competitive Local Currency Borrowing. The Administrative Agent shall send a copy of all Competitive Bids to the Company for its records as promptly as practicable after completion of the bidding process set forth in this Section.

               (v) The Company may in its sole discretion, subject only to the provisions of this paragraph (v), accept or reject any Competitive Bid referred to in paragraph (iv) above. The Company shall notify the Administrative Agent by telephone, confirmed by facsimile (which shall be signed by the Company) in a Competitive Bid Accept/Reject Letter substantially in the form of Exhibit F, whether and to what extent it has decided to accept or reject any of or all the Competitive Bids referred to in paragraph (iv) above not more than one hour after it shall have been notified of all such Competitive Bids by the Administrative Agent pursuant to such paragraph (iv); provided that (A) the failure of the Company to give such notice shall be deemed to be a rejection of all the Competitive Bids referred to in paragraph (iv) above, (B) the Company shall not accept a Competitive Bid made at a particular Competitive Bid Rate if it has decided to reject a Competitive Bid made at a lower Competitive Bid Rate, (C) the aggregate amount of the Competitive Bids accepted by the Company shall not exceed the principal amount specified in the Competitive Bid Request, (D) if the Company shall accept a Competitive Bid or Competitive Bids made at a particular Competitive Bid Rate but the amount of such Competitive Bid or Competitive Bids shall cause the total amount of Competitive Bids to be accepted to exceed the amount specified in the Competitive Bid Request, then the Company shall accept a portion of such Competitive Bid or Competitive Bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid at such Competitive Bid Rate, and (E) except pursuant to clause (D) above, no Competitive Bid shall be accepted for a Competitive Local Currency Loan unless such Competitive Local Currency Loan is in a minimum principal amount the Dollar Equivalent of which is $100,000, and in an integral multiple of units of the relevant Local Currency the Dollar Equivalent of which is $100,000; provided further, that if a Competitive Local Currency Loan must be in an amount the Dollar Equivalent of which is less than $100,000 because of the provisions of clause (D) above, such Competitive Local Currency Loan may be for a minimum amount the Dollar Equivalent of which is $20,000 or any integral multiple thereof and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (D) the amounts shall be rounded to integral multiples the Dollar Equivalent of which is $20,000 in a manner which shall be in the discretion of the Company. A notice given by the Company pursuant to this paragraph (v) shall be irrevocable.

               (vi) The Administrative Agent shall promptly notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at which Competitive Bid Rate) by facsimile, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Local Currency Loan in respect of which its Competitive Bid has been accepted.

               (vii) No Competitive Local Currency Borrowing shall be requested or made hereunder if after giving effect thereto any of the conditions applicable to Revolving Loans set forth in Section 4.02 would not be met.

               (viii) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Revolving Lender, it shall submit such Competitive Bid directly to the Company one quarter of an hour earlier than the latest time at which the other Revolving Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (iii) above.

               (ix) All notices required by this Section shall be given in accordance with Section 10.01.

          SECTION 2.22. Currency Fluctuations. (a) Not later than 1:00 p.m., New York City time, on each Calculation Date (i) each Issuing Bank that has outstanding any Local Letter of Credit or LC Disbursement thereunder shall determine the Dollar Amount as of such Calculation Date of each outstanding Local Letter of Credit issued by it or LC Disbursement thereunder, and such Issuing Bank shall notify the Administrative Agent and the Company of each Dollar Amount so determined and the relevant Spot Exchange Rate used by it to make such determination, (ii) the Administrative Agent shall determine the Exchange Rate as of such Calculation Date with respect to each Local Currency for which there is at such time any outstanding Local Currency Loan and (iii) the Administrative Agent shall give notice to the Revolving Lenders and the Company of the Spot Exchange Rates and Exchange Rates so determined. The Spot Exchange Rates and the Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”) and (subject to Section 2.05(l) in the case of Spot Exchange Rates) shall remain effective until the next succeeding Reset Date.

          (b) Not later than 5:00 p.m., New York City time, on each Reset Date and the date of each Borrowing, the Administrative Agent shall (i) determine the Dollar Equivalent of the Local Currency Loans and Local Letters of Credit then outstanding (after giving effect to any Loans to be made or repaid on such date) and (ii) notify the Revolving Lenders and the Company of the results of such determination and of the resulting total Revolving Exposures and Local Currency Loan Exposure.

          SECTION 2.23. Subsidiary Borrowers. The Company may at any time and from time to time elect that any Subsidiary become a Borrower eligible to borrow

Revolving Loans or Local Currency Loans, or to have Letters of Credit issued for its account, by delivering to the Administrative Agent an Election to Participate with respect to such Subsidiary. The eligibility of any such Subsidiary to borrow hereunder shall terminate when the Administrative Agent receives an Election to Terminate with respect to such Subsidiary. If the Company is the Term Loan Borrower, then the Company may deliver an Election to Terminate with respect to the Initial Borrower, but only if (a) either (i) all principal and interest on all Loans of the Initial Borrower shall have been repaid and there are no outstanding Letters of Credit for the account of the Initial Borrower or (ii) all obligations of the Initial Borrower in respect of such Loans and Letters of Credit shall have been assigned to, and assumed by, the Company, as the Borrower in respect thereof, pursuant to a written agreement reasonably satisfactory in form and substance to the Administrative Agent and (b) the Company shall have assumed in a written agreement with the Administrative Agent all obligations of the Initial Borrower under this Agreement. Each Election to Participate delivered to the Administrative Agent shall be duly executed on behalf of the relevant Subsidiary and the Company, and each Election to Terminate delivered to the Administrative Agent shall be duly executed on behalf of the Company, in such number of copies as the Administrative Agent may request. The delivery of an Election to Terminate shall not affect any obligation of the relevant Subsidiary theretofore incurred. The Administrative Agent shall promptly give notice to the Lenders of its receipt of any Election to Participate or Election to Terminate.

ARTICLE III

Representations and Warranties

          The Company represents and warrants to the Lenders that:

          SECTION 3.01. Organization; Powers. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

          SECTION 3.02. Authorization; Enforceability. The Transactions and the Restatement Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Company and each Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Company, such Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions and the Restatement Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation in any material respect or the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate in any material respect or result in a default under any indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except Liens created under the Loan Documents.

          SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2001, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2002, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

          (b) The Company has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of December 31, 2002, prepared giving effect to the Transactions and the Permitted Receivables Financing contemplated by Section 4.01(i) as if the Transactions had occurred, and such Permitted Receivables Financing was in effect, on such date. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions are believed by the Company to be reasonable), (ii) is based on the best information available to the Company after due inquiry, as of the Effective Date, (iii) accurately reflects all material adjustments necessary to give effect to the Transactions and (iv) presents fairly, in all material respects, based on information available to the Company as of the Effective Date, the pro forma financial position of the Company and its consolidated Subsidiaries as of December 31, 2002 as if the Transactions and the Permitted Receivables Financing had occurred on such date.

          (c) Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum and except for the Disclosed Matters, after giving effect to the Transactions, neither the Company nor any of its Subsidiaries has, as of the Effective Date, any material contingent liabilities, unusual long-term commitments or unrealized losses.

          (d) Since December 31, 2001, there has been no material adverse change in the business, properties, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

          SECTION 3.05. Properties. (a) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

          (b) Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          (c) Schedule 3.05 sets forth the address of each real property that is owned or leased by the Company or any of its Subsidiaries as of the Effective Date, indicating in each case whether such property is owned or leased and, in the case of each owned property, the record owner thereof and whether such property is a Principal Property.

          (d) As of the Effective Date, neither the Company nor any of its Subsidiaries has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. As of the Effective Date, neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

          SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which an adverse determination is reasonably likely and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

          (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any applicable Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

          (c) Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

          SECTION 3.07. Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

          SECTION 3.08. Investment and Holding Company Status. Neither the Company nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

          SECTION 3.09. Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that, if required to be funded, would be reasonably likely to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that, if required to be funded, would be reasonably likely to result in a Material Adverse Effect.

          SECTION 3.11. Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected and pro forma financial information and estimates, the Company represents only that such information and estimates were prepared in good faith based upon assumptions believed to be reasonable at the time.

          SECTION 3.12. Subsidiaries. Schedule 3.12 sets forth the name and jurisdiction of organization of, and the ownership interest of the Company in, each Subsidiary of the Company and identifies with respect to each such Subsidiary whether it is a Domestic Subsidiary (and, in the case of each such Domestic Subsidiary, whether it is a Material Subsidiary or an Immaterial Subsidiary), a Foreign Subsidiary, a Receivables Subsidiary, a Foreign Subsidiary Holding Company or a Restricted Subsidiary (or any combination thereof), in each case as of the Effective Date.

          SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Company and its Subsidiaries as of the

Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Company believes that the insurance maintained by or on behalf of the Company and its Subsidiaries complies with all applicable requirements of the Loan Documents.

          SECTION 3.14. Labor Matters. As of the Effective Date, there are no material strikes, lockouts or slowdowns against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened. The hours worked by and payments made to employees of the Company and the Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Company or any Subsidiary, or for which any claim may be made against the Company or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Company or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any Subsidiary is bound.

          SECTION 3.15. Senior Indebtedness. The Obligations constitute “Senior Indebtedness” and “Designated Senior Indebtedness” under, and as defined in, the Subordinated Debt Documents.

ARTICLE IV

Conditions

          SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of any Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Debevoise & Plimpton, special counsel for the Loan Parties, substantially in the form of Exhibit B-1, (ii) Todd M. DuChene, Esq., general counsel of the Company, substantially in the form of Exhibit B-2 and (iii) Richards, Layton & Finger, P.A., Delaware counsel of the Company, substantially in the form of Exhibit B-3, and, in the case of each such opinion required by this paragraph, covering such other matters relating to the Loan Parties or the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Borrowers hereby request such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the corporate authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, (i) confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 and (ii) stating that the incurrence by the Borrowers of all Indebtedness permitted to be incurred hereunder in respect of the Original Term Loans, Revolving Loans, Letters of Credit and Local Currency Loans (determined for this purpose as if the entire amount of Original Term Loan Commitments and Revolving Commitments were to be funded on the Effective Date) does not violate any provisions of any Existing Subordinated Indenture limiting the incurrence of Indebtedness.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(f) The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by an executive officer or Financial Officer of the Company, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Domestic Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

(g) The Administrative Agent shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect.

(h) The Lenders shall have received a pro forma consolidated balance sheet of the Company as of December 31, 2002, reflecting all pro forma adjustments as if the Transactions had been consummated on such date, and such pro forma consolidated balance sheet shall be consistent in all material respects with the forecasts and other information previously provided to the Lenders. Based on such pro forma consolidated balance sheet, (i) the unused portion of the total Revolving Commitments shall not be less than $50,000,000 and (ii) the sum of the unused portion of the total Revolving Commitments and availability under the Permitted Receivables Financing referred to in paragraph (i) below shall not be less than $100,000,000. For purposes of clause (ii) above, availability under the Permitted Receivables Financing shall be based on the lesser of the unused funding commitments thereunder and the amount of proceeds that could be obtained thereunder if all eligible accounts receivable at such time were financed thereunder.

(i) The Company shall have entered into a Permitted Receivables Financing (providing for financing commitments not less than $225,000,000) and all conditions to the availability of financing thereunder shall have been satisfied. The Company shall have delivered to the Administrative Agent copies of all documents entered into in connection with such Permitted Receivables Financing together with a certificate signed by a Financial Officer to the effect that the terms and conditions thereof are customary for accounts receivable securitization financings.

(j) The Company shall have terminated all commitments under, and paid all amounts accrued and owing under, the Existing Credit Agreement (it being understood that Existing Letters of Credit will remain outstanding as provided in Section 2.05(k)).

The Administrative Agent shall notify the Company (on behalf of itself and the Initial Borrower) and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of any Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 5:00 p.m., New York City time, on February 14, 2003 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

          SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) In the case of Borrowings to finance the Redemption, (i) there shall have been no termination or reduction of the Revolving Commitments, (ii) the Permitted Receivables Financing referred to in paragraph (i) of Section 4.01 shall remain available and in effect and there shall have been no reduction in the committed amount of financing thereunder, (iii) the Administrative Agent shall have received a certificate, dated the date of such Borrowing and signed by a Financial Officer, stating that such Borrowings do not violate any provisions of any Existing Subordinated Indenture limiting the incurrence of Indebtedness and (iv) the Administrative Agent shall have received an opinion (addressed to the Administrative Agent and the Lender and dated the Term Loan Funding Date) of each of (A) Debevoise & Plimpton, special counsel to the Company, in the same form, on a mutatis mutandis basis, as the opinion set forth in paragraph (3) of Exhibit B-1 with respect to violations of scheduled contracts, or such other form as may be reasonably acceptable to the Administrative Agent, and (B) if the Company is the Term Loan Borrower, an opinion of Todd DuChene, Esq., general counsel of the Company, in the same form, on a mutatis mutandis basis, as paragraph (1)(b) of Exhibit B-1 with respect to the Company’s authority to borrow the Original Term Loans, or such other form as may be reasonably acceptable to the Administrative Agent.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section and, in the case of Borrowings to finance the Redemption, paragraph (c) of this Section.

          SECTION 4.03. Borrowings by Subsidiary Borrowers; Letters of Credit for Subsidiary Borrowers. The obligation of each Lender to make the initial Loan to any Subsidiary Borrower, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit on the first occasion for the account of any Subsidiary Borrower is subject to the satisfaction of the following further conditions (in addition to the applicable conditions set forth in Section 4.02):

(a) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders) of one or more counsel for such Subsidiary Borrower, reasonably acceptable to the Administrative Agent, substantially in the form of Exhibit B-5 or such other form as shall be reasonably acceptable to the Administrative Agent.

(b) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Subsidiary Borrower, its authorization to be a Subsidiary Borrower hereunder and any other legal matters relating to such Subsidiary Borrower or its status as a Subsidiary Borrower, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

ARTICLE V

Affirmative Covenants

          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

          SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent (for distribution to each Lender):

(a) promptly when available and in any event within 100 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except for inconsistencies required by changes to GAAP and changes approved by such accountants in accordance with GAAP);

(b) promptly when available and in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except for inconsistencies required by changes to GAAP and changes approved by the accountants referred to in clause (a) above in accordance with GAAP), subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.11, 6.12, 6.13 and 6.14, (iii) if any change in GAAP or in the application thereof has occurred since the date of the Company’s audited financial statements referred to in Section 3.04 that would affect the calculations referred to in clause (ii) above in any material respect if such change had not occurred, identifying such change and describing its effect on such calculations, and (iv) certifying that no change has occurred in any Subsidiary’s status as a Material Subsidiary, an Immaterial Subsidiary or a Foreign Subsidiary Holding Company (or, if any such change has occurred, specifying such change) and identifying each new Subsidiary formed or acquired since the previous report hereunder and its status as a Material Subsidiary, an Immaterial Subsidiary and/or a Foreign Subsidiary Holding Company;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines); and

(e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of any Loan Document, as the

Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.

          SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent (for distribution to each Lender), prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $20,000,000; and

(d) any other development that results in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

          SECTION 5.03. Information Regarding Collateral. The Company will furnish to the Administrative Agent prompt written notice of any change (a) in any Loan Party’s name, (b) in the location of any Loan Party’s chief executive office, (c) in any Loan Party’s identity, type of organization or corporate structure, (d) in any Loan Party’s Federal Taxpayer Identification Number or other organizational number or (e) in any Loan Party’s jurisdiction of organization. The Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Company will furnish to the Administrative Agent within 90 days after the Effective Date the documents contemplated by the proviso to clause (e) of the definition of “Collateral and Guarantee Requirement”, including a favorable written opinion of local counsel in each jurisdiction where an initial Mortgaged Property is located, substantially in the form of Exhibit B-4 (or such other form as shall be reasonably acceptable to the Administrative Agent).

          SECTION 5.04. Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the Company and the Subsidiaries (as a whole); provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any sale, transfer, lease or disposition permitted by Section 6.05.

          SECTION 5.05. Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 5.06. Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, keep and maintain all property material to the Company and the Subsidiaries (as a whole) in good working order and condition, ordinary wear and tear excepted; provided that the foregoing shall not prohibit any sale, transfer or disposition permitted by Section 6.05.

          SECTION 5.07. Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents. The Company will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

          SECTION 5.08. Casualty and Condemnation. The Company (a) will furnish to the Administrative Agent prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking of any material portion of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of the Security Documents.

          SECTION 5.09. Books and Records; Inspection and Audit Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in accordance with GAAP. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (after notice to, and coordination with, the Administrative Agent), at the expense of the Administrative Agent or Lender (unless a Default has occurred and is continuing, in which case the Company shall pay such expenses) and upon two Business Days’ notice (unless a Default has occurred and is continuing, in which case only reasonable notice under the circumstances shall be required), to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that all such visits and inspections by each Lender shall be limited to one such inspection and visit per Lender in each year (except when a Default has occurred and is continuing, in which case there shall be no such limitations on such inspections and visits).

          SECTION 5.10. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 5.11. Use of Proceeds and Letters of Credit; Margin Regulations. (a) The proceeds of the Original Term Loans will be used only to fund the Redemption. The proceeds of the Revolving Loans, Local Currency Loans and Swingline Loans will be used only for working capital and other general corporate purposes of the Company or any of its Subsidiaries. Letters of Credit will be issued only to support obligations incurred in the ordinary course of business of the Company and its Subsidiaries. The proceeds of the Tranche B-1 Term Loans will be used only to fund Perbio Transaction Investments and/or Compulsory Acquisition Security, provided that in the event the Company has funded a portion of the purchase price payable in connection with the Perbio Acquisition prior to the Restatement Effective Date with Revolving Borrowings and/or cash proceeds from borrowings under Permitted Receivables Financings, the Company may repay with proceeds of the Tranche B-1 Term Loans (x) such Revolving Borrowings and such borrowings under the Permitted Receivables Financings and (y) any Revolving Borrowings made on or prior to the Restatement Effective Date for working capital purposes of the Company and its Subsidiaries to the extent the Company could not make borrowings under the Permitted Receivables Financings for such working capital purposes in lieu thereof as a result of the lack of availability of cash proceeds under the Permitted Receivables Financings resulting from the Company’s funding of a portion of the purchase price payable in connection with the Perbio Acquisition prior to the Restatement Effective Date with the proceeds of borrowings under the Permitted Receivables Financings (but not, for the avoidance of doubt, any other Revolving Borrowings or any other borrowings under Permitted Receivables Financings).

          (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

          SECTION 5.12. Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Effective Date, the Company will, within 30 days after the last day of the fiscal quarter of the Company in which such Subsidiary was formed or acquired (or in the case of a Material Domestic Subsidiary, within 30 days after the date that such Subsidiary is formed or acquired), notify the Administrative Agent and the Lenders thereof (which notice shall indicate the name of such Subsidiary, the jurisdiction in which it is organized and its status as a Domestic Subsidiary, a Foreign Subsidiary, a Material Subsidiary, an Immaterial Subsidiary, a Receivables Subsidiary, a Foreign Subsidiary Holding Company or any combination thereof) and cause the Collateral and Guarantee Requirement (as applicable) to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Domestic Loan Party. If any Subsidiary that was not previously a Material Domestic Subsidiary becomes a Material Domestic Subsidiary, the Company will, within 30 days after such Subsidiary becomes a Material Domestic Subsidiary, notify the Administrative Agent thereof (which notice shall indicate the name of such Subsidiary and the jurisdiction in which it is organized) and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary.

          SECTION 5.13. Further Assurances. (a) The Company will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which are required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. The Company also agrees to provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

          (b) If any asset or any group of related assets (including any real property or improvements thereto or any interest therein) having a fair market value in excess of $2,500,000 is acquired by any Domestic Loan Party after the Effective Date (other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien of the Collateral Agreement upon acquisition thereof or that are expressly excluded as Collateral thereunder), the Company will notify the Administrative Agent thereof, and, if requested by the Administrative Agent or the Required Lenders, the Company will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the other Domestic Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Domestic Loan Parties.

          (c) The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to acquire 100% of the Equity Interests of Perbio, including commencing and diligently pursuing a compulsory acquisition with respect to all such Equity Interests not owned, directly or indirectly, by the Company in accordance with applicable law as promptly as practicable after the Company has, directly or indirectly, acquired 90% or more of the Equity Interests of Perbio.

          (d) Notwithstanding the requirements of Section 5.12 above, the Company shall cause the Perbio Reorganization to be consummated within 90 days after 100% of the Equity Interests in Perbio are acquired, directly or indirectly, by the Company.

          (e) Unless and until the Perbio Reorganization is consummated and, in the case of clauses (x) and (y) hereof, on or prior to the date that is ten Business Days following the date upon which the Company shall have publicly declared the tender offer with respect to the Equity Interests in Perbio to be unconditional or shall otherwise have accepted such Equity Interests for purchase, (x) 100% of the Equity Interests in any Foreign Subsidiary that acquires direct ownership of Equity Interests in Perbio shall be pledged to the Dutch Partnership as security for the repayment in full of the Swedish Intercompany Loan pursuant to arrangements reasonably satisfactory to the Collateral Agent, (y) the Dutch Partnership shall pledge (A) all promissory notes representing the Swedish Intercompany Loan (and assign all its rights pursuant to the pledge of all Equity Interests in the Foreign Subsidiaries that acquire direct ownership of the Equity Interests in Perbio pledged to the Dutch Partnership pursuant to clause (x) above) and (B) unless and until the Swedish Reorganization has occurred, 100% of the Equity Interests in the Foreign Subsidiary that is the direct parent of the Foreign Subsidiaries that acquire direct ownership of the Equity Interests in Perbio to the Collateral Agent pursuant to arrangements reasonably satisfactory to the Collateral Agent notwithstanding the fact that none of the Foreign Subsidiaries that acquire direct ownership of the Equity Interests in Perbio and the Foreign Subsidiary that is the direct parent of such Foreign Subsidiaries is a Domestic Subsidiary and (z) notwithstanding anything to the contrary in this Agreement, the Company shall not permit any of the Dutch Partnership, any Foreign Subsidiary that pledges any Equity Interests to the Dutch Partnership pursuant to this paragraph (e) or any Foreign Subsidiary that acquires direct ownership of Equity Interests in Perbio:

(i) to create, incur, assume or permit to exist any Indebtedness (other than (A) Indebtedness incurred in connection with the Perbio Reorganization, (B) Indebtedness permitted pursuant to Section 6.01(a)(xii) and (C) the Swedish Intercompany Loan) or incur any other liabilities (other than liabilities under the Loan Documents, liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and permitted business and activities, including any business or activity expressly permitted by this clause (z)),

(ii) to create, incur, assume or permit to exist any Lien on any property or asset owned or acquired by it or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof other than (A) the Liens permitted pursuant to (1) Section 6.02(o), (2) Section 6.02(p), or (3) clauses (a), (b), (c), (d), (e) or (g) of the definition of Permitted Encumbrances, (B) the Liens granted in favor of the Collateral Agent pursuant to the Swedish pledge agreements governing the pledge of the promissory notes representing the Swedish Intercompany Loan (and the assignment of any security granted as collateral therefor) and (C) Liens created, incurred, assumed or permitted to exist as part of the Perbio Reorganization,

(iii) to merge, consolidate, liquidate or dissolve other than as part of the Perbio Reorganization,

(iv) to own, purchase or otherwise acquire any assets other than as part of the Perbio Reorganization and other than (A) in the case of the Dutch Partnership, the Swedish Intercompany Note and the Equity Interests in the Foreign Subsidiary that is the direct parent of the Foreign Subsidiaries that acquire direct ownership of the Equity Interests in Perbio, (B) in the case of the Foreign Subsidiary that is the direct parent of the Foreign Subsidiaries that acquire direct ownership of the Equity Interests in Perbio, the Equity Interests in any Foreign Subsidiary that acquires direct ownership of Equity Interests in Perbio and any Perbio Transaction Investments made or advanced by or on behalf of the Dutch Partnership in or to such Foreign Subsidiary and (C) in the case of any Foreign Subsidiary that acquires direct ownership of Equity Interests in Perbio, Equity Interests in Perbio and any Perbio Transaction Investments made or advanced by or on behalf of the Foreign Subsidiary that is the direct parent of such Foreign Subsidiaries in or to such Foreign Subsidiary,

(v) to sell, transfer, lease or otherwise dispose of any asset, including any Equity Interests owned by it, other than as part of the Perbio Reorganization and other than (A) in the case of the Dutch Partnership, the Perbio Transaction Investments made or advanced by or on behalf of the Dutch Partnership in or to the Foreign Subsidiary that is the direct parent of the Foreign Subsidiaries that acquire direct ownership of the Equity Interests in Perbio and transfers pursuant to the Swedish pledge agreements governing the pledge of the promissory notes representing the Swedish Intercompany Loan (and the assignment of any security granted as collateral therefor) and any Equity Interests pledged by it to the Collateral Agent, (B) in the case of the Foreign Subsidiary that is the direct parent of the Foreign Subsidiaries that acquire direct ownership of the Equity Interests in Perbio, the Perbio Transaction Investments made or advanced by or on behalf of such Foreign Subsidiary in or to the any Foreign Subsidiary that acquires direct ownership of Equity Interests in Perbio and (C) in the case of any Foreign Subsidiary that acquires direct ownership of Equity Interests in Perbio, assets exchanged for Equity Interests in Perbio or otherwise invested as Perbio Transaction Investments, or

(vi) to engage in any business or activity other than any business or activity expressly permitted by the preceding clauses (i) through (v), including as part of the Perbio Reorganization or in connection with the Swedish Intercompany Loan and other than the ownership of Equity Interests in (A) in the case of the Dutch Partnership, the Foreign Subsidiary that is the direct parent of the Foreign Subsidiaries that acquire direct ownership of the Equity Interests in Perbio (or, in the event any of the transactions contemplated by the following proviso occur, the Foreign Subsidiary surviving such transactions), (B) in the case of the Foreign Subsidiary that is the direct parent of the Foreign Subsidiaries that acquire direct ownership of the Equity Interests in Perbio, any Foreign Subsidiary that acquires direct ownership of Equity Interests in Perbio (or, in the event any of the transactions contemplated by the following proviso occur, Equity Interests in Perbio) and (C) in the case of any Foreign Subsidiary that acquires direct ownership of Equity Interests in Perbio, Equity Interests in Perbio and, in each case described in the preceding clauses (A), (B) and (C), activities incidental thereto;

provided that, notwithstanding anything to the contrary set forth in this clause (e), in the event that less than 90% of the Equity Interests in Perbio are acquired pursuant to the Perbio Acquisition, (1) all (but not less than all) of the Foreign Subsidiaries (the “Swedish Liquidating Subsidiaries”) that acquire direct ownership of Equity Interests in Perbio may either (A) merge, liquidate or dissolve into or consolidate with, the Foreign Subsidiary that pledges the Equity Interests in such Swedish Liquidating Subsidiaries to the Dutch Partnership pursuant to clause (x) above or (B) merge into or consolidate with Perbio and (2) in connection therewith the Dutch Partnership may release the Equity Interests in the Swedish Liquidating Subsidiaries pledged to it as security for the repayment in full of the Swedish Intercompany Loan (and, to the extent of such release, the Collateral Agent shall release and return to the Dutch Partnership any security interest and other rights in such Equity Interests and the pledge of such Equity

Interests to the Dutch Partnership pursuant to clause (x) above pledged or assigned to the Collateral Agent by the Dutch Partnership), in each case, so long as concurrently with such liquidations, dissolutions, consolidations or mergers, as the case may be, and releases (I) the Foreign Subsidiary that directly holds Equity Interests in Perbio as a result of such liquidations, dissolutions, consolidations or mergers shall pledge all Equity Interests in Perbio acquired pursuant to the Perbio Acquisition to the Dutch Partnership as security for the repayment in full of the Swedish Intercompany Loan pursuant to arrangements reasonably satisfactory to the Collateral Agent (provided that not more than 65% of the outstanding voting Equity Interests of Perbio shall be required to be pledged pursuant to this proviso) and (II) the Dutch Partnership shall assign all its rights pursuant to the pledge of all such Equity Interests in Perbio pledged to the Dutch Partnership pursuant to the immediately preceding clause (I) to the Collateral Agent pursuant to arrangements substantially similar to those governing the pledge of Equity Interests pursuant to clauses (e)(x) and (e)(y) above or otherwise reasonably satisfactory to the Collateral Agent notwithstanding the fact that Perbio is not a Domestic Subsidiary.

          (f) Following the consummation of the Perbio Reorganization, all pledges and Liens granted pursuant to the foregoing paragraph (e), including pursuant to the Swedish pledge agreements governing the pledge of the promissory notes representing the Swedish Intercompany Loan (and the assignment of any security granted as collateral therefor) and the security for the repayment in full of the Swedish Intercompany Loan, shall be released to the extent such release under this paragraph would not be inconsistent with the requirements of the Collateral and Guarantee Requirement.

          (g) Notwithstanding that the Perbio Reorganization has not occurred, all pledges and Liens granted pursuant to clause (y)(B) of the foregoing paragraph (e) (including pursuant to the Swedish pledge agreements governing the pledge of the Equity Interests in the Foreign Subsidiary that prior to the Swedish Reorganization was the direct parent of the Swedish Liquidating Subsidiaries) shall be released upon the Swedish Reorganization or, if at the time of the Swedish Reorganization the Company directly or indirectly owns less than 65% of the outstanding voting Equity Interests in Perbio, at such time following the Swedish Reorganization as the Company directly or indirectly owns 65% or more of the outstanding voting Equity Interests in Perbio, provided, in each case, that concurrently therewith (or prior thereto) the requirements of clauses (I) and (II) of the proviso to paragraph (e) above shall have been satisfied in full.

          SECTION 5.14. End of Fiscal Years; Fiscal Quarters. The Company will cause (a) each of its, and (except as disclosed in Schedule 3.12) each of its Subsidiaries’, fiscal years to end on December 31 of each year and (b) each of its, and each of its Subsidiaries’, fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

          SECTION 5.15. Foreign Subsidiaries’ Security. (a) If following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, counsel for the Company reasonably acceptable to the Collateral Agent does not within 60 days after a written request from the Administrative Agent or the Required Lenders deliver evidence, in form and substance mutually satisfactory to the Administrative Agent and the Company, with respect to any Material Subsidiary that is a Foreign Subsidiary or Foreign Subsidiary

Holding Company which has not already had all of its Equity Interests pledged pursuant to the Security Documents that (i) a pledge (A) of 66-2/3% or more of the total combined voting power of all classes of Equity Interests of such Foreign Subsidiary or Foreign Subsidiary Holding Company entitled to vote, and (B) of any promissory note issued by such Foreign Subsidiary or Foreign Subsidiary Holding Company to the Company or any Domestic Subsidiary, (ii) the entering into by such Foreign Subsidiary or Foreign Subsidiary Holding Company of a security agreement in substantially the form of the Collateral Agreement and (iii) the entering into by such Foreign Subsidiary or Foreign Subsidiary Holding Company of a Guarantee in substantially the form of the Collateral Agreement, in any such case would cause all or any portion of the undistributed earnings of such Foreign Subsidiary or Foreign Subsidiary Holding Company as determined for Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent for Federal income tax purposes or otherwise would have any adverse effect on the Company with respect to Taxes, then (A) in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary’s or Foreign Subsidiary Holding Company’s outstanding Equity Interests or any promissory notes so issued by such Foreign Subsidiary or Foreign Subsidiary Holding Company, in each case not theretofore pledged pursuant to the Security Documents shall be pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the Collateral Agreement (or another pledge agreement in substantially similar form) (it being understood that any such promissory note shall not be required to be delivered to the Collateral Agent but shall not be delivered to any other Person to secure any obligation), (B) in the case of a failure to deliver the evidence described in clause (ii) above, such Foreign Subsidiary or Foreign Subsidiary Holding Company shall execute and deliver the Collateral Agreement (or another security agreement in substantially similar form), granting the Collateral Agent a security interest in all of such Foreign Subsidiary’s or Foreign Subsidiary Holding Company’s assets to secure the Obligations, and (C) in the case of a failure to deliver the evidence described in clause (iii) above, such Foreign Subsidiary or Foreign Subsidiary Holding Company shall execute and deliver the Collateral Agreement (or another Guarantee in substantially similar form), Guaranteeing the Obligations, in each case to the extent that the entering into such Collateral Agreement or other Guarantee is permitted by the laws of the respective foreign jurisdiction, including financial assistance rules, and with all documents delivered pursuant to this Section 5.15 to be in form and substance reasonably satisfactory to the Collateral Agent.

          (b) Any Revolving Loans borrowed by (or obligations in respect of Letters of Credit issued for the account of) any Foreign Subsidiary will be secured (i) by a pledge of such Foreign Subsidiary’s outstanding Equity Interests or any promissory note issued by such Foreign Subsidiary (in each case that is owned by the Company or Subsidiary and not theretofore pledged pursuant to the Collateral Agreement) pursuant to a pledge agreement reasonably satisfactory in form and substance to the Collateral Agent (it being understood that any such promissory note shall not be required to be delivered to the Collateral Agent but shall not be delivered to any other Person to secure any obligation) and (ii) by executing and delivering a security agreement reasonably satisfactory in form and substance to the Collateral Agent, granting a security interest in all of such Foreign Subsidiary’s assets to secure the Obligations of such Foreign Subsidiary under the Loan Documents with respect to such Revolving Loans borrowed by it (or obligations in respect of such Letters of Credit issued for its account); provided that the requirements set forth in this paragraph shall not apply to the extent that compliance therewith would violate applicable law (including financial assistance rules).

ARTICLE VI

Negative Covenants

          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

          SECTION 6.01. Indebtedness; Designated Senior Debt. (a) The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents (including Incremental Term Loans incurred in compliance with Section 2.20 and Local Currency Loans incurred pursuant to Section 2.21);

(ii) Indebtedness existing on the Effective Date and set forth in Schedule 6.01 (other than the Existing Subordinated Debt) and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (except that such outstanding principal amount may be increased by the amount of accrued and unpaid interest and premium, if any, thereon at the time of such extension, renewal, refinancing or replacement, plus the amount of fees and expenses reasonably incurred in connection with such extension, renewal, refinancing or replacement) or result in an earlier maturity date or decreased weighted average life thereof;

(iii) Subordinated Debt (including the Existing Subordinated Debt); provided that (A) in the case of any Subordinated Debt incurred after the Effective Date, all the terms and conditions thereof and the related Subordinated Debt Documents (including the issuer, amortization, maturities, interest rates, covenants, defaults, remedies, sinking fund and redemption provisions, subordination provisions and other terms), taken as a whole, are not materially less favorable to the Company, and the subordination provisions thereof are not less favorable to the Lenders, than those of the Existing Subordinated Debt, (B) in the case of any Subordinated Debt incurred after the Effective Date, such Subordinated Debt shall mature later than, and there shall not be any scheduled principal payments in respect thereof due prior to, the date that is six months after the last scheduled maturity date of the Loans (other than Incremental Term Loans) and scheduled termination date of the Commitments hereunder outstanding or in effect when such Subordinated Debt is incurred and (C) the Net Proceeds of all Subordinated Debt incurred after the Effective Date shall be used to finance Permitted Acquisitions or to refinance outstanding Indebtedness of the Company and its Subsidiaries;

(iv) Indebtedness of the Company to any Subsidiary (other than a Receivables Subsidiary) and of any Subsidiary to the Company or any other Subsidiary (other than a Receivables Subsidiary); provided that Indebtedness of any Subsidiary that is not a Subsidiary Guarantor owing to the Company or any Subsidiary Guarantor shall be subject to Section 6.04;

(v) Guarantees by the Company of Indebtedness of any Subsidiary (other than a Receivables Subsidiary) and by any Subsidiary of Indebtedness of the Company or any other Subsidiary (other than a Receivables Subsidiary); provided that Guarantees by the Company or any Subsidiary Guarantor of Indebtedness of any Subsidiary that is not a Subsidiary Guarantor shall be subject to Section 6.04;

(vi) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (except that such outstanding principal amount may be increased by the amount of accrued and unpaid interest and premium, if any, thereon at the time of such extension, renewal, refinancing or replacement, plus the amount of fees and expenses reasonably incurred in connection with such extension, renewal, refinancing or replacement); provided that (A) such Indebtedness (unless incurred pursuant to any such extension, renewal, refinancing or replacement) is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $100,000,000 at any time outstanding;

(vii) Indebtedness of a Subsidiary acquired pursuant to a Permitted Acquisition that was outstanding at the time of such Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness), and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (except that such outstanding principal amount may be increased by the amount of accrued and unpaid interest and premium, if any, thereon at the time of such extension, renewal, refinancing or replacement, plus the amount of fees and expenses reasonably incurred in connection with such extension, renewal, refinancing or replacement); provided that (A) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (B) the Company and its Subsidiaries are in compliance, on a pro forma basis after giving effect to such Permitted Acquisition, with the covenants contained in Sections 6.11, 6.12, 6.13 and 6.14;

(viii) Indebtedness of any Receivables Subsidiary incurred pursuant to any Permitted Receivables Financing;

(ix) Indebtedness constituting local loans to Foreign Subsidiaries by local lenders in jurisdictions outside the United States; provided that the aggregate principal amount of all such loans incurred after the Effective Date shall not exceed $200,000,000 at any time outstanding;

(x) overdrafts in respect of any deposit accounts subject to a Cash Pooling Arrangement (and Guarantees in respect of such overdrafts); provided that the total amount of all deposits subject to such Cash Pooling Arrangement equals or exceeds the total amount of overdrafts subject to such Cash Pooling Arrangement;

(xi) Senior Debt; provided that (A) the aggregate principal amount of Senior Debt incurred after the Effective Date and outstanding at any time in reliance on this clause (xi) shall not exceed either (1) if the Senior Leverage Ratio is equal to or greater than 3.50 to 1.00 at the time such Senior Debt is incurred (after giving pro forma effect to the Senior Debt to be incurred), $400,000,000, plus, if at the time Senior Debt is issued in excess of $400,000,000 there remains any unutilized amount of the maximum principal amount of Incremental Term Loans allowed to be incurred under Section 2.20, such unutilized amount, or in the alternative (2) if the Senior Leverage Ratio is less than 3.50 to 1.00 but greater than or equal to 3.00 to 1.00 at the time such Senior Debt is incurred (after giving pro forma effect to the Senior Debt to be incurred), $525,000,000, plus, if at the time Senior Debt is issued in excess of $525,000,000 there remains any unutilized amount of the maximum principal amount of Incremental Term Loans allowed to be incurred under Section 2.20, such unutilized amount, or in the alternative (3) if the Senior Leverage Ratio is less than 3.00 to 1.00 at the time such Senior Debt is incurred (after giving pro forma effect to the Senior Debt to be incurred), $650,000,000, plus, if at the time Senior Debt is issued in excess of $650,000,000 there remains any unutilized amount of the maximum principal amount of Incremental Term Loans allowed to be incurred under Section 2.20, such unutilized amount, and (B) the Net Proceeds of all Senior Debt shall be used to finance Permitted Acquisitions or to refinance Term Loans or outstanding Senior Debt;

(xii) Indebtedness in respect of bank guarantees or letters of credit issued as part of the Compulsory Acquisition Security; and

(xiii) other Indebtedness in an aggregate principal amount not exceeding $150,000,000 at any time outstanding.

          (b) The Company will not, and will not permit any Subsidiary to, designate any Indebtedness (other than the Obligations) as “Designated Senior Indebtedness” for purposes of, and as defined in, any of the Subordinated Debt Documents.

          SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Company or any Subsidiary existing on the Effective Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof above the principal amount outstanding immediately prior to such extension, renewal, refinancing or replacement plus accrued interest thereon at the time and premium, if any, payable in connection therewith and the amount of fees and expenses reasonably incurred in connection with such extension, renewal refinancing or replacement;

(d) Liens existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof above the principal amount outstanding immediately prior to such extension, renewal, refinancing or replacement plus accrued interest thereon at the time and premium, if any, payable in connection therewith and the amount of fees and expenses reasonably incurred in connection with such extension, renewal refinancing or replacement;

(e) Liens (including the interest of a lessor under a capital lease transaction) on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (vi) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Company or any Subsidiary;

(f) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business of the Company or any of its Subsidiaries;

(g) precautionary UCC financing statements regarding operating leases permitted by this Agreement;

(h) any interest or title of a licensor, lessor, sublicensor or sublessor under any license or lease permitted by this Agreement;

(i) additional Liens incurred by the Company and its Subsidiaries on property other than Collateral so long as the value of all property subject to such Liens, and the Indebtedness and other obligations secured thereby, do not exceed $100,000,000 in the aggregate at any time;

(j) assignments and sales of Receivables and Related Security pursuant to a Permitted Receivables Financing and Liens arising pursuant to a Permitted Receivables Financing on Receivables and Related Security sold or financed in connection with such Permitted Receivables Financing;

(k) Liens arising under Environmental Laws which (i) are being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP or (ii) arise by operation of law (and not as a result of any grant or consent by the Company or any Subsidiary) to secure performance by the Company or a Subsidiary of remediation activity, so long as the Company and its Subsidiaries are in compliance with all requirements applicable to such remediation activity;

(l) in the case of Equity Interests issued by a joint venture or a non-wholly owned Subsidiary, any call or similar right in the nature of a right of first offer or a first refusal right of a third party that is also an investor in such joint venture or Subsidiary and, in the case of Equity Interests issued by a joint venture or Subsidiary, any call or similar right on any nominee, trust or directors’ qualifying shares or similar arrangements designed to satisfy requirements of applicable local laws;

(m) Liens on cash deposits of the Company and Foreign Subsidiaries subject to a Cash Pooling Arrangement or otherwise over bank accounts of the Company and Foreign Subsidiaries maintained at the bank or financial institution party to such Cash Pooling Arrangement, in each case securing liabilities for overdrafts of the Company and Foreign Subsidiaries participating in such Cash Pooling Agreement;

(n) Liens on assets of Foreign Subsidiaries (including Equity Interests of Foreign Subsidiaries that are owned by Foreign Subsidiaries) securing local loans permitted by clause (ix) of Section 6.01(a);

(o) Liens created as part of the Compulsory Acquisition Security; and

(p) Unless and until the Perbio Reorganization is consummated, Liens incurred in favor of the Dutch Partnership as security for the repayment in full of the Swedish Intercompany Loan pursuant to arrangements reasonably satisfactory to the Collateral Agent.

          SECTION 6.03. Fundamental Changes. (a) The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary (other than a Receivables Subsidiary) may merge into the Company in a transaction in which the Company is the surviving corporation, (ii) any Subsidiary (other than a Receivables Subsidiary) may merge into or consolidate with any other Subsidiary (other than a Receivables Subsidiary) in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger or consolidation is a Subsidiary Guarantor) is a Subsidiary Guarantor, (iii) the Company may permit another Person to merge or consolidate with the Company or a Subsidiary (other than a Receivables Subsidiary) in order to effect a Permitted Acquisition (provided that the surviving Person is the Company or a Subsidiary), (iv) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders (provided that a Subsidiary Guarantor may only liquidate or dissolve into the Company or another Subsidiary Guarantor), (v) any Receivables Subsidiary may merge with or into any other Receivables Subsidiary and (vi) the Foreign Subsidiaries parties to the Swedish Reorganization may consummate the Swedish

Reorganization so long as the requirements of the proviso to Section 5.13(e) are satisfied in full; provided that any such merger referred to in any of the foregoing clauses involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

          (b) The Company will not, and will not permit any Subsidiary to, engage to any extent material to the Company and its Subsidiaries (as a whole) in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related or similar or ancillary thereto.

          SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a division or line of business, except:

(a) Permitted Acquisitions; provided that, at the time of and after giving effect to each Perbio Transaction Investment and any Indebtedness incurred in connection therewith, the sum of (i) the amount of cash and Permitted Investments, in each case, that are owned by the Company or a Domestic Subsidiary and that are not subject to any Lien, plus (ii) the unused Revolving Commitments plus (iii) the cash proceeds available under the Permitted Receivables Financing, shall not be less than $100,000,000;

(b) Permitted Investments;

(c) investments and Guarantees existing on the Effective Date and set forth on Schedule 6.04;

(d) investments made after the Effective Date by the Company or any Subsidiary in Equity Interests in any Subsidiary (including investments in Subsidiaries formed after the Effective Date); provided that (i) any such Equity Interests shall be pledged to the extent required to satisfy the Collateral and Guarantee Requirement, (ii) the Net Investment Amount shall not at any time exceed $300,000,000 and (iii) investments in and loans and advances to Excluded Subsidiaries shall be subject to the limitations set forth in the definition of the term “Permitted Acquisition” (it being understood that investments in Subsidiaries made in reliance upon this clause (d) shall not be limited as to amount by this clause other than to the extent clause (ii) or (iii) shall apply);

(e) loans or advances made after the Effective Date by the Company to any Subsidiary and made by any Subsidiary to the Company or any other Subsidiary; provided that (i) any such loans and advances owing to any Domestic Loan Party shall constitute Collateral under the Collateral Agreement (it being understood that any promissory notes evidencing such loans and advances are not required to be delivered to the Collateral Agent thereunder, but shall not be delivered to any other Person to secure any obligation) and (ii) the amount of such loans and advances made by the Company and the Subsidiary Guarantors to Subsidiaries that are not Subsidiary Guarantors shall be subject to the limitations set forth in clauses (d)(ii) and (d)(iii) above;

(f) Guarantees by the Company of obligations of any Subsidiary or by any Subsidiary of obligations of the Company or any other Subsidiary; provided that (i) in the case of any Guarantee of Indebtedness such Indebtedness is permitted by Section 6.01, (ii) a Subsidiary shall not Guarantee any Subordinated Debt or Senior Debt unless such Subsidiary is a Subsidiary Guarantor and, in the case of a Guarantee of Subordinated Debt, such Guarantee is subordinated to the Obligations on terms no less favorable to the Lenders than the subordination provisions of such Subordinated Debt and (iii) the amount of Indebtedness and other obligations of Subsidiaries that are not Subsidiary Guarantors which is Guaranteed by the Company or any Subsidiary Guarantor after the Effective Date shall not exceed $100,000,000 at any time outstanding;

(g) investments (i) received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business, or (ii) received as non-cash consideration in connection with the sale or disposition by the Company or any Subsidiary of any property as permitted by Section 6.05;

(h) the Company and its Subsidiaries may acquire and hold accounts receivable owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including the dating of accounts receivable and extensions of payment in the ordinary course of business consistent with past practices) of the Company or such Subsidiary;

(i) Swap Agreements entered into in compliance with Section 6.06;

(j) the Company or any of its Subsidiaries may acquire and hold obligations of one or more officers or other employees of the Company or its Subsidiaries in connection with such officers’ or employees’ acquisition of shares of common stock in the Company so long as no cash is paid by the Company or any of its Subsidiaries in connection with the acquisition of any such obligations, and the Company or any Subsidiary may make loans to officers or employees of the Company or any Subsidiary to fund purchases by such officers or employees of common stock in the Company or taxes payable by such officers or employees in respect of the exercise of options to purchase capital stock in the Company, and the Company or any Subsidiary may make loans to officers or employees of any other entity that is the subject of a Permitted Acquisition and will become a Subsidiary upon consummation of such Permitted Acquisition (or has become a Subsidiary pursuant to a Permitted Acquisition and is not a wholly-owned Subsidiary) to fund purchases by such officers or employees of common stock in the Subsidiary resulting from such Permitted Acquisition; provided that the aggregate principal amount of all obligations and loans under this clause (j) shall not exceed $25,000,000 at any time outstanding;

(k) loans and advances by the Company and its Subsidiaries to employees of the Company and its Subsidiaries for moving and travel expenses and other similar expenses, in each case incurred in the ordinary course of business, in an aggregate principal amount not to exceed $20,000,000 at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances);

(l) investments in, and loans and advances to, and Guarantees of Indebtedness and other obligations of, Persons primarily engaged in businesses which are the same, similar, related or ancillary to any of the businesses in which the Company and its Subsidiaries are primarily engaged on the Effective Date; provided that (i) the aggregate amount of all such investments, loans and advances (including those referred to in clause (C) of the proviso to Section 6.05) made after the Effective Date plus the outstanding amount of Indebtedness and other obligations so Guaranteed after the Effective Date (other than amounts outstanding Guaranteed on the Effective Date) at any time shall not exceed the sum of (A) $300,000,000 (determined for each such investment as of the date of such investment), (B) any amount available for Restricted Payments pursuant to Section 6.07(c) (provided that any amounts so invested in reliance upon this clause (B) shall be treated as a Restricted Payment for purposes of Section 6.07(c)) and (C) the Net Proceeds of any sale or disposition (other than to the Company or any Subsidiary), and any dividends or distributions, received after the Effective Date in respect of any investments made after the Effective Date in reliance upon this clause (l) plus the Net Proceeds received after the Effective Date from repayment of the principal of any such loans and advances made after the Effective Date in reliance upon this clause (l) and (ii) if any Person would become a Subsidiary of the Company pursuant to any investment proposed to be made under this clause but such investment would not qualify as a Permitted Acquisition because such Subsidiary would not be wholly owned by the Company as a result of such investment, then such investment must satisfy all the conditions applicable to a Permitted Acquisition other than the condition that all the Equity Interests in such Subsidiary be acquired; provided further that any purchase by the Company or any Subsidiary from the Company or any other Subsidiary of an investment, loans and advances made pursuant to this clause (l) shall not be construed to constitute an additional investment made in reliance on this clause (l);

(m) pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(n) capital stock of the Company acquired by the Company and capital stock of a Subsidiary acquired by such Subsidiary, in each case in compliance with Section 6.07 and held by the Company or such Subsidiary as treasury stock or restored to unissued status or eliminated from authorized shares, or options in respect thereof;

(o) contributions to employee benefits plans of the Company;

(p) deposits made by the Company and Foreign Subsidiaries in Cash Pooling Arrangements;

(q) extensions of trade credit in the ordinary course;

(r) investments constituting Capital Expenditures permitted by Section 6.11;

(s) Special Notes; provided that such Special Notes shall constitute Collateral under the Collateral Agreement (it being understood that such Special Notes are not required to be delivered to the Collateral Agent thereunder, but shall not be delivered to any other Person to secure any obligation); and

(t) investments that are pledged as part of the Compulsory Acquisition Security.

          SECTION 6.05. Asset Sales. The Company will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Company permit any of it Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(a) sales of inventory, used, surplus or obsolete equipment and Permitted Investments in the ordinary course of business;

(b) sales, transfers, leases and dispositions to the Company or a Subsidiary; provided that any such sales, transfers, leases or dispositions involving a Subsidiary that is not a Subsidiary Guarantor shall be made in compliance with Section 6.08;

(c) sales or transfers of Receivables and interests therein, together with Related Security, pursuant to a Permitted Receivables Financing;

(d) dispositions of delinquent accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

(e) sales or exchanges of any item of real property and/or equipment, so long as the purpose of each such sale or exchange is to acquire (and results within 360 days before or after such sale or exchange in the acquisition of) replacement items of real property and/or equipment which are at least the functional equivalent of the item of real property and/or equipment so sold or exchanged;

(f) the license in the ordinary course of business of patents, trademarks, servicemarks, trade names, technology, know-how and formulas or other rights to third Persons and to one another, so long as each such license is permitted to be assigned by the Company or any of its Subsidiaries pursuant to the Collateral Agreement (to the extent that a security interest in such patents, trademarks, servicemarks, trade names, technology, know-how and formulas or other rights is granted thereunder) and does not otherwise prohibit the granting of a Lien by the Company or any of its Subsidiaries pursuant to the Collateral Agreement in the intellectual property covered by such license;

(g) leases or subleases granted by the Company or any Subsidiary to third Persons not interfering in any material respect with the business of the Company or any of its Subsidiaries;

(h) sales of other assets; provided that either (A) the fair market value of all assets sold pursuant to any single transaction (or series of related transactions) in reliance upon this clause shall not exceed $2,500,000 or (B) in the case of transactions that do not satisfy (A) above, the aggregate fair market value of all assets sold in reliance upon this clause shall not exceed $25,000,000 during any fiscal year;

(i) sales, transfers and other dispositions of assets that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause during any fiscal year (excluding warehouses, customer service facilities and other administrative facilities, to the extent that the Net Proceeds from the sale, transfer or disposition thereof are applied to prepay Term Loans pursuant to Section 2.11(c), in which case, and to such extent, such sales, transfers and dispositions shall not be subject to this limitation) shall not exceed $100,000,000;

(j) the issuance or sale by a Subsidiary of Equity Interests to the Company or another Subsidiary in compliance with Section 6.04;

(k) the granting of any Lien permitted by Section 6.02; and

(l) sales, transfers and dispositions of assets of, or Equity Interests in, Subsidiaries; provided that the fair market value of all assets and Equity Interests sold in reliance upon this clause shall not exceed $200,000,000;

provided that (A) all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b) or (j) above) shall be made for fair value, (B) all sales, transfers and dispositions permitted by clause (h), (i) or (l) above (other than sales, transfers and dispositions of assets to Persons in which an investment, loan or advance has been made in reliance on clause (l) of Section 6.04, the fair market value of which do not exceed $25,000,000 in the aggregate) shall be made for at least 80% Cash Consideration (it being understood that consideration in the form of the assumption by the purchaser of Indebtedness secured by assets sold, or, in the case of the sale of a Subsidiary, Indebtedness of such Subsidiary, shall be ignored for purposes of determining compliance with such 80% Cash Consideration requirement) and (C) if the Company or any Subsidiary sells, transfers or otherwise disposes of Equity Interests in a Subsidiary (other than (1) any Excluded Subsidiary, except any Excluded Subsidiary resulting from the Perbio Acquisition, (2) any Subsidiary the investments in which (including Guarantees) already constitute investments made in reliance on clause (l) of Section 6.04 prior to such sale, transfer or disposition, (3) any Subsidiary Guarantor that remains a Subsidiary Guarantor under the Collateral Agreement after giving effect to such sale, transfer or disposition, so long as it remains a Subsidiary Guarantor, and (4) any Subsidiary that was not a Subsidiary Guarantor prior to giving effect to such sale, transfer or disposition, if and so long as there is no agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of such Subsidiary, or former Subsidiary, to pay dividends or other distributions with respect to any shares of its capital stock thereafter that did not previously exist prior to such sale, transfer or disposition, other than those imposed by law) to a Person other than the Company or another Subsidiary and such sale, transfer or disposition does not include all Equity Interests in such Subsidiary owned by the Company and its other Subsidiaries or the Company or any other Subsidiary remain liable for any Guarantee of Indebtedness or other obligations of such Subsidiary, then, upon such sale, transfer or disposition (or, if not required to do so by reason of an exception described in clause (3) or (4) above, then upon any failure to continue to satisfy the requirements of such exception), each of the Company and its Subsidiaries that holds any remaining investments (whether in the form of Equity Interests, loans or advances) in such Subsidiary (or former Subsidiary) or continues to Guarantee any Indebtedness or other obligations of such Subsidiary (or former Subsidiary) shall be deemed to have made such investments on the date of such sale, transfer or disposition (or the date of the failure to continue to satisfy the relevant exception, if applicable) (in an amount equal to the fair market value of such investments on such date or the amount so Guaranteed on such date, as applicable) in reliance upon clause (l) of Section 6.04 (it being understood that such sale, transfer or disposition shall not be permitted if such investments and Guarantees would not be permitted under clause (l) of Section 6.04).

          SECTION 6.06. Swap Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests or Subordinated Debt of the Company or any of its Subsidiaries) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary; provided that Swap Agreements providing for the payment by the Company and its Subsidiaries of floating rates in exchange for fixed rate payments shall be subject to the conditions that (i) the aggregate notional amount of Indebtedness subject to such Swap Agreements shall not exceed 25% of Total Indebtedness and (ii) at the time of and after giving effect to any such Swap Agreement, at least 50% of Total Indebtedness will be comprised of Indebtedness effectively bearing interest at a fixed rate (taking into account the effect of all Swap Agreements, whether fixed to floating or floating to fixed).

          SECTION 6.07. Restricted Payments; Certain Payments of Indebtedness. (a) The Company will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i) the Company may declare and pay dividends, with respect to its common stock, payable solely in additional shares of its common stock and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of common stock of the Company;

(ii) any Subsidiary may make Restricted Payments to the Company or any other Subsidiary of the Company;

(iii) any Subsidiary that is not a wholly owned Subsidiary may declare and pay dividends to its shareholders ratably with respect to each such shareholder’s ownership interest in such Subsidiary;

(iv) the Company may repurchase its common stock upon the exercise of stock options if such common stock represents a portion of the exercise price thereof;

(v) the Company may repurchase payment-in-kind preferred stock issued by it on or prior to the Effective Date; provided that the aggregate amount of such repurchases shall not exceed $30,000,000 during the term of this Agreement;

(vi) the Company and the Subsidiaries may make payments in respect of any redemption, repurchase, acquisition, cancelation or other retirement for value of shares of capital stock of the Company or options, stock appreciation rights or similar securities, in each case held by then current or former officers, directors or employees of the Company or any of its Subsidiaries (or their estates or beneficiaries under their estates) or by an employee benefit plan, in each case upon the death, disability, retirement or termination of employment of such officers, directors and employees, and the Company may redeem or repurchase shares of its common stock or options in respect thereof in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees and non-employee directors, and the Company and the Subsidiaries may make payments in respect of any redemption, repurchase, acquisition, cancelation or other retirement for value of capital stock of any Subsidiary or options in respect thereof that are the subject of any employee stock option or stock purchase plan of such Subsidiary if such Subsidiary was acquired pursuant to a Permitted Acquisition; provided that the aggregate amount of all such payments made after the Effective Date shall not exceed $50,000,000;

(vii) the Company and the Subsidiaries (including the Subsidiary that is the issuer of the applicable Equity Interest) may acquire any Equity Interest in a Subsidiary in which the Company or any other Subsidiary already holds a majority interest, but, in the event such Equity Interest is not acquired by the issuer thereof, only to the extent such acquisition of Equity Interests is permitted by Section 6.04;

(viii) the Company or any Subsidiary may acquire Equity Interests issued by it in exchange for other Equity Interests issued by it pursuant to transactions not involving other consideration;

(ix) if after the Effective Date the Company completes a single offering (on one occasion including the exercise of any over-allotment option) of its common stock resulting in Net Proceeds not less than $50,000,000, then the Company or any Subsidiary may make Restricted Payments with the Net Proceeds therefrom; provided that (A) such Net Proceeds are not relied upon for any other purpose of this Agreement that allows any expenditure, investment or payment based on Net Proceeds of an equity offering, and (B) the aggregate amount of all Restricted Payments permitted by this clause (ix) shall not exceed $50,000,000;

(x) the Company or any Subsidiary may make Restricted Payments with up to 50% of the Net Proceeds of offerings of the Company’s common stock completed after the Effective Date (other than any such Net Proceeds used to make Restricted Payments pursuant to clause (ix) above); provided that (A) such Net Proceeds are not relied upon for any other purpose of this Agreement that allows any expenditure, investment or payment based on Net Proceeds of an equity offering, (B) at the time of any such Restricted Payment there is no Senior

Bridge Debt outstanding, (C) the Total Leverage Ratio is less than 3.50 to 1.00 at the time of and after giving pro forma effect to any such Restricted Payment, (D) the Senior Leverage Ratio is less than 3.00 to 1.00 at the time of and after giving pro forma effect to any such Restricted Payment and (E) the aggregate amount of all Restricted Payments permitted by this clause (x) shall not exceed $50,000,000; and

(xi) the Company and its Subsidiaries may make Restricted Payments to the extent permitted by paragraph (c) of this Section.

          (b) The Company will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any voluntary or optional payment or other distribution (whether in cash, securities or other property) of or in respect of principal of any Indebtedness, or any voluntary or optional payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Indebtedness, except:

(i) any such payment of Indebtedness created under the Loan Documents;

(ii) the Redemption and any other refinancings of Indebtedness to the extent permitted by Section 6.01;

(iii) any such payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(iv) any such payments of Indebtedness permitted by paragraph (c) of this Section;

(v) any such payments of the Company’s 7-1/8% senior notes due December 15, 2005;

(vi) any such payments of Indebtedness incurred in reliance on clause (iv), (vii), (ix) or (xii) of Section 6.01(a);

(vii) any such payments of Senior Debt or Subordinated Debt made with the Net Proceeds of any common stock issued by the Company after the Effective Date; provided that (A) such Net Proceeds are not relied upon for any other purpose of this Agreement that allows any expenditure, investment or payment based on Net Proceeds of an equity offering, (B) such payments are made within twelve months after such Net Proceeds are received and (C) the aggregate amount of all such payments permitted by this clause (vii) shall not exceed $50,000,000;

(viii) any such payments of Senior Debt or Subordinated Debt made with up to 50% of the Net Proceeds of offerings of the Company’s common stock completed after the Effective Date; provided that (A) such Net Proceeds are not relied upon for any other purpose of this Agreement that allows any expenditure, investment or payment based on Net Proceeds of an equity offering, (B) at the time of any such payment there is no Senior Bridge Debt outstanding, (C) the

Total Leverage Ratio is less than 3.50 to 1.00 at the time of and after giving pro forma effect to any such payment, (D) the Senior Leverage Ratio is less than 3.00 to 1.00 at the time of and after giving pro forma effect to any such payment, (E) the aggregate amount of all payments permitted by this clause (viii) shall not exceed $50,000,000 and (F) such payments are made within twelve months after such Net Proceeds are received; and

(ix) any such payment in respect of any Permitted Receivables Financing in accordance with the terms of the documentation entered into in connection with such Permitted Receivables Financing.

          (c) The Company may, and may permit any Subsidiary to, make Restricted Payments and payments of Indebtedness not otherwise permitted by this Section; provided that at the time of and after giving effect to each such Restricted Payment and each such payment of Indebtedness (and any incurrence of Indebtedness related thereto) (i) no Default shall have occurred and be continuing, (ii) the Total Leverage Ratio shall not exceed 3.5 to 1.0 and (iii) the aggregate amount of all Restricted Payments and payments of Indebtedness made in reliance on this paragraph (c) after the Effective Date shall not exceed the sum of (x) $75,000,000 and (y) an amount equal to 50% of Consolidated Net Income (adjusted to exclude (1) cash fees and expenses paid or incurred in connection with Perbio Transaction Investments, (2) charges and expenses of up to $50,000,000 in the aggregate in respect of the Redemption and the establishment of the Company’s current Permitted Receivables Financing and the credit facilities established under this Agreement, (3) noncash expenses attributable to grants of stock, restricted stock or stock options and other noncash stock-based awards (including but not limited to performance units, stock appreciation rights, restricted stock units or dividend equivalents payable solely in shares of stock) and (4) the effects of any write-up in the book value of any inventory owned by Perbio and its subsidiaries resulting from the allocation of the purchase price for the Perbio Acquisition) for each fiscal quarter of the Company ended after the Effective Date and prior to the date of determination for which Consolidated Net Income is a positive amount.

          SECTION 6.08. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to the Company or such Subsidiary (or, in the case of transactions between or among the Company or any Subsidiary Guarantor, on the one hand, and any Subsidiary that is not a Subsidiary Guarantor, on the other hand, not less favorable to the Company or such Subsidiary Guarantor, as the case may be) than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and the Subsidiary Guarantors not involving any other Affiliate, and transactions between or among Subsidiaries that are not Subsidiary Guarantors not involving any other Affiliate that either (i) are Perbio Transaction Investments or entered into as part of the Perbio Acquisition or the Perbio Reorganization or (ii) are entered into solely between or among wholly-owned Subsidiaries, (c) any Restricted Payment permitted by Section 6.07 (other than a Restricted Payment under clause (vii) of Section 6.07(a)), (d) any transactions expressly contemplated by any agreement set forth on Schedule 6.08, as in effect on the Effective Date, (e) any merger or consolidation of the Company or any wholly owned Subsidiary with any other wholly owned Subsidiary, in each case if permitted by

Section 6.03, and (f) any investment by the Company or any Subsidiary in a Subsidiary (including by way of any issuance or sale of Equity Interests pursuant to Section 6.05(j)), in each case if permitted by Section 6.04.

          SECTION 6.09. Restrictive Agreements. The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or Subordinated Debt Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Effective Date identified on Schedule 6.09 (but shall apply to any amendment or modification expanding the scope of any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement or any Permitted Receivables Financing if such restrictions or conditions apply only to the property or assets securing such Indebtedness or the Receivables and Related Security subject to such Permitted Receivables Financing, as the case may be, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and licensing agreements restricting the assignment thereof, (vi) clause (b) of the foregoing shall not apply to restrictions or conditions imposed on a Receivables Subsidiary by a Permitted Receivables Financing, and (vii) clause (b) of the foregoing shall not apply to restrictions or conditions imposed on a Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted by clause (ix) of Section 6.01(a).

          SECTION 6.10. Amendment of Material Documents. The Company will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights under any Subordinated Debt Document in a manner that, in the opinion of the Administrative Agent, in its sole discretion, adversely affects in any material respect the rights or interests of the Lenders.

          SECTION 6.11. Capital Expenditures. (a) The Company will not permit the aggregate amount of Capital Expenditures made by the Company and the Subsidiaries in any fiscal year to exceed (i) $110,000,000, in the case of the fiscal year ending December 31, 2003, (ii) $120,000,000, in the case of the fiscal year ending December 31, 2004, (iii) $130,000,000, in the case of any fiscal year ending on December 31, 2005, or (iv) $140,000,000, in the case of any fiscal year ending thereafter. The amount of permitted Capital Expenditures set forth in the immediately preceding sentence in respect of any fiscal year ending on or after December 31, 2004, shall be increased (but not by more than 50%) by the excess, if any, of (i) the amount of Capital Expenditures permitted pursuant to the preceding sentence in the immediately preceding fiscal year (disregarding any Capital Expenditures permitted by reason of this sentence) less (ii) the aggregate amount of Capital Expenditures made by the Company and the Subsidiaries in such preceding fiscal year.

          (b) Notwithstanding paragraph (a) above, the Company and its Subsidiaries may make Capital Expenditures consisting of (i) the application of the Net Proceeds of a casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Subsidiary, in each case within 360 days after such event, or (ii) the application of the Net Proceeds of a Prepayment Event described in clause (a) of the definition of the term “Prepayment Event” to make Capital Expenditures within 360 days after receipt of such Net Proceeds based on an election by the Company to do so as contemplated by clause (i) of the proviso to the first sentence of Section 2.11(c). Capital Expenditures described in the preceding sentence shall be disregarded for purposes of determining compliance with paragraph (a) of this Section.

          SECTION 6.12. Interest Expense Coverage Ratio. The Company will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense, in each case for any period of four consecutive fiscal quarters ending on any date during any period set forth below, to be less than the ratio set forth below opposite such period:

Period	Ratio

June 30, 2003 to and including December 31, 2003	2.75 to 1.00
January 1, 2004 to and including December 31, 2004	3.00 to 1.00
thereafter	3.25 to 1.00

          SECTION 6.13. Total Leverage Ratio. The Company will not permit the Total Leverage Ratio as of the last day of any fiscal quarter ending during any period set forth below to exceed the ratio set forth below opposite such period:

Period	Ratio

March 31, 2003 to and including December 31, 2003	4.75 to 1.00
January 1, 2004 to and including December 31, 2004	4.50 to 1.00
January 1, 2005 to and including December 31, 2005	4.00 to 1.00
thereafter	3.50 to 1.00

          SECTION 6.14. Senior Leverage Ratio. The Company will not permit the Senior Leverage Ratio as of the last day of any fiscal quarter ending during any period set forth below to exceed the ratio set forth below opposite such period:

Period	Ratio

March 31, 2003 to and including December 31, 2003	3.75 to 1.00
January 1, 2004 to and including December 31, 2004	3.50 to 1.00
thereafter	3.00 to 1.00

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five calendar days;

(c) any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any certificate, written statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of any Borrower), 5.11 or 5.13(e)(z) or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (which notice will be given promptly at the request of any Lender);

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to the period of grace, if any, applicable to such payment by the terms of such Material Indebtedness);

(g) any event or condition occurs that (i) results in any Material Indebtedness becoming due prior to its scheduled maturity, (ii) enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or (iii) results in the termination of a Permitted Receivables Financing prior to its scheduled termination (other than a voluntary termination by the Company) or enables or permits the financing parties thereunder or any trustee or agent on their behalf to terminate a Permitted Receivables Financing; provided that this clause (g) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of, or casualty event affecting, the property or assets securing such Indebtedness, (B) Indebtedness of a Subsidiary that is sold pursuant to a transaction permitted by this Agreement and becomes due as a result of such sale, (C) Indebtedness of any Person acquired pursuant to a Permitted Acquisition if such Indebtedness was outstanding prior to such Permitted Acquisition and becomes due as a result of such Permitted Acquisition; provided that such Indebtedness is promptly repaid or (D) any such event or condition that has the effect described in clause (ii) above if (x) such event or condition relates to a change in the tax treatment or anticipated tax treatment of, or a change in law affecting, other investment characteristics of the relevant Material Indebtedness, but is not in the nature of a default, breach or violation by the Company or any Subsidiary and does not relate to the creditworthiness of the Company or any Subsidiary or any act or failure to act by the Company or any Subsidiary and (y) any Indebtedness that becomes due or is required to be prepaid, repurchased or redeemed as a result of such event or condition is promptly repaid, prepaid, repurchased or redeemed;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company, the Initial Borrower, any Subsidiary Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, the Initial Borrower, any Subsidiary Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company, the Initial Borrower, any Subsidiary Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, the Initial Borrower, any Subsidiary Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Company, the Initial Borrower, any Subsidiary Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount (to the extent not fully covered by insurance as to which the insurer has acknowledged liability) in excess of $20,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral (other than Collateral having an aggregate value not exceeding $10,000,000), with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under any Security Document, or to file any financing statement after receiving notice from the Company that such filing is required and specifying all information necessary to effect such filing; or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Company, the Initial Borrower or any Subsidiary Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company (on behalf of itself, the Initial Borrower and the Subsidiary Borrowers), take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, the Initial Borrower and the Subsidiary Borrowers; and in case of any event with respect to the Company, the Initial Borrower or any Subsidiary Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, the Initial Borrower and the Subsidiary Borrowers.

ARTICLE VIII

The Administrative Agent

          Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

          The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

          The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by any Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

          Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Company (which consent shall not be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders with the consent of the Company and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Initial Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Initial Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

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          The provisions of this Article shall also apply to the Collateral Agent with the same effect as if named as the Administrative Agent herein.

ARTICLE IX

Collection Allocation Mechanism

          SECTION 9.01. Implementation of CAM. (a) On the CAM Exchange Date, (i) the Commitments shall terminate as provided in Article VII, (ii) all Local Currency Loans shall be converted into, and all such amounts due thereunder shall accrue and be payable in, Dollars at the applicable Exchange Rates on such date, and on and after such date the interest rate applicable to all Local Currency Loans shall be the rate applicable to overdue ABR Revolving Loans hereunder and (iii) the Lenders shall automatically and without further act (and without regard to the provisions of Section 10.04) be deemed to have exchanged interests in the Credit Facilities and Local Currency Loans such that in lieu of the interest of each Lender in each Credit Facility and Local Currency Loan in which it shall participate as of such date (including such Lender’s interest in the Specified Obligations of each Loan Party in respect of each such Credit Facility and Local Currency Loan), such Lender shall hold an interest in every one of the Credit Facilities and Local Currency Loans (including the Specified Obligations of each Loan Party in respect of each such Credit Facility and Local Currency Loan and each LC Reserve Account established pursuant to Section 9.02 below), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof. Each Lender, the Company, and each Borrower hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any Person that acquires a participation in its interests in any Credit Facility or Local Currency Loan. Each Borrower agrees from time to time to execute and deliver to the Administrative Agent all promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of new promissory notes evidencing its interests in the Credit Facilities and Local Currency Loans; provided that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

          (b) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent or Collateral Agent pursuant to any Loan Document in respect of the Specified Obligations, and each distribution made by the Collateral Agent pursuant to any Security Documents in respect of the Specified Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of set-off, in respect of a Specified Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

          SECTION 9.02. Letters of Credit. (a) In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any amount drawn under a Letter of Credit shall not have been reimbursed by the applicable Borrower or with the proceeds of a Revolving Borrowing, each Revolving Lender shall promptly pay over to the Administrative Agent, in immediately available funds, an amount in Dollars equal to such Revolving Lender’s Applicable Percentage (as notified to such Lender by the Administrative Agent) of such Letter of Credit’s undrawn face amount or (to the extent it has not already done so) such Letter of Credit’s unreimbursed drawing (in each case, based on the Dollar Amount thereof, in the case of any Local Letters of Credit), together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to an ABR Revolving Loan in a principal amount equal to such amount, as the case may be. The Administrative Agent shall establish a separate account or accounts for each Lender (each, an “LC Reserve Account”) for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. The Administrative Agent shall deposit in each Lender’s LC Reserve Account such Lender’s CAM Percentage of the amounts received from the Revolving Lenders as provided above. The Administrative Agent shall have sole dominion and control over each LC Reserve Account, and the amounts deposited in each LC Reserve Account shall be held in such LC Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the LC Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage. The amounts held in each Lender’s LC Reserve Account shall be held as a reserve against the LC Exposure, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Loan Party and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.05.

          (b) In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the applicable Issuing Bank, withdraw from the LC Reserve Account of each Lender any amounts, up to the amount of such Lender’s CAM Percentage of such drawing, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to such Issuing Bank in satisfaction of the reimbursement obligations of the Revolving Lenders under Section 2.05(e) (but not of the applicable Borrower under Section 2.05(e)). In the event any Revolving Lender shall default on its obligation to pay over any amount to the Administrative Agent in respect of any Letter of Credit as provided in this Section 9.02, the applicable Issuing Bank shall, in the event of a drawing thereunder, have a claim against such Revolving Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.05(e), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the reimbursement obligations pursuant to Section 9.01. Each other Lender shall have a claim against such defaulting Revolving Lender for any damages sustained by it as a result of such default, including, in the event such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

          (c) In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the LC Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

          (d) With the prior written approval of the Administrative Agent and each Issuing Bank with an outstanding Letter of Credit, any Lender may withdraw the amount held in its LC Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent in Dollars, for the account of the applicable Issuing Bank on demand, its CAM Percentage of such drawing.

          (e) Pending the withdrawal by any Lender of any amounts from its LC Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Permitted Investments. Each Lender that has not withdrawn its amounts in its LC Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its LC Reserve Account and to retain such earnings for its own account.

ARTICLE X

Miscellaneous

          SECTION 10.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to the Company, the Initial Borrower or any Subsidiary Borrower, to it in care of the Company at Fisher Scientific International Inc., Liberty Lane, Hampton, New Hampshire 03842, Attention of Todd M. DuChene, Esq., (Facsimile No. (603) 929-2703), with a copy (in the case of any notice relating to a Default) to William B. Beekman, Esq., Debevoise & Plimpton, 919 Third Avenue, New York, NY 10022 (Facsimile No. (212) 909-6836);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, Houston, Texas 77002, Attention of Shaw Chandrasekaren (Facsimile No. (713) 750-2782), with a copy to JPMorgan Chase Bank, 270 Park Avenue, (4th Floor), New York, New York 10017, Attention of James Ely (Facsimile No. (212) 270-5127);

(iii) if to an Issuing Bank, to it at its address (or facsimile number) set forth in its Administration Questionnaire (unless such Issuing Bank has specified another address or facsimile number by notice to the Company and the Administrative Agent);

(iv) if to a Swingline Lender, to it at its address (or facsimile number) set forth in its Administration Questionnaire (unless such Swingline Lender has specified another address or facsimile number by notice to the Company and the Administrative Agent); and

(v) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company (on behalf of itself or any Borrower) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

          (c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

          SECTION 10.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

          (b) Except as provided in Section 2.20 with respect to an Incremental Term Loan Amendment, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company, the Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent or Collateral Agent (as applicable) and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or any scheduled date of payment of the principal amount of any Term Loan under Section 2.10, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release the Company or any Subsidiary Guarantor from its Guarantee under the Collateral Agreement (except as expressly provided in the Collateral Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender, (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class, or (ix) amend, modify or waive any condition precedent set forth in Section 4.02 with respect to the making of Revolving Loans, without the written consent of Revolving Lenders holding a majority in interest of the Revolving Commitments; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, any Issuing Bank or any Swingline Lender without the prior written consent of the Administrative Agent, the Collateral Agent, such Issuing Bank or such Swingline Lender, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders (but not the Original Term Loan Lenders and the Incremental Term Loan Lenders), the Original Term Loan Lenders (but not the Revolving Lenders and the Incremental Term Loan Lenders) or the Incremental Term Loan Lenders of any Class (but not the Revolving Lenders, Original Term Loan Lenders and Incremental Term Loan Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by the Company, the Borrowers and requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Company, the Borrowers, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Banks and the Swingline Lenders) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement. In furtherance of clause (ix) of this Section 10.02(b), (i) any amendment or modification to or waiver of Section 6.11, 6.12, 6.13 or 6.14 of this Agreement or (ii) any amendment or modification to or waiver of any provision of this Agreement or any other Loan Document at a time when any Default has occurred and is continuing, and that would have the effect of eliminating any such Default, shall not be deemed to be effective for purposes of determining whether the conditions precedent set forth in Section 4.02 to the making of any Revolving Loan have been satisfied unless the Revolving Lenders holding a majority in interest of the Revolving Commitments shall have consented to such amendment, modification or waiver; provided that the foregoing shall not be construed to affect any amendment or modification to any provision of this Agreement or any other Loan Document (other than any amendment or modification to Section 6.11, 6.12, 6.13 or 6.14 of this Agreement) if no Default has occurred and is continuing at the time of such amendment or modification.

          SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a) The Initial Borrower shall pay or cause to be paid (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and their Affiliates, including the reasonable fees, charges and disbursements of a single firm of counsel for the Administrative Agent and the Collateral Agent (and any additional counsel retained in any local jurisdiction in connection with matters relating to the laws of such jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender after any Default, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

          (b) The Initial Borrower shall indemnify or cause to be indemnified the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (other than in respect of Taxes, which shall be governed by Section 2.17), including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding (whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto) relating to or arising out of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or alleged presence or release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or wilful misconduct of such Indemnitee or any of its Related Parties. The Initial Borrower shall indemnify each Lender for all losses, costs and expenses suffered or incurred by such Lender as a result of the conversion of the currency of any Obligation pursuant to Section 9.01 or 9.02, including foreign exchange losses.

          (c) To the extent that the Initial Borrower fails to pay or cause to be paid any amount required to be paid by it to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, such Issuing Bank or such Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, such Issuing Bank or such Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Original Term Loans and Incremental Term Loans and unused Commitments at the time.

          (d) To the extent permitted by applicable law, no party to this Agreement shall assert, and each party to this Agreement hereby waives, any claim against any other party hereto or, in the case of the Company and each Borrower, any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

          (e) All amounts due under this Section shall be payable promptly after written demand therefor, accompanied by an invoice or other summary of the amount or amounts payable.

          SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) neither the Company nor any Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company or a Borrower without such consent shall be null and void), except as expressly provided in Section 2.23 with respect to assignments by the Initial Borrower to the Company and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assignees permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company; provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing, any other assignee; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of (1) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment or (2) a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

               (ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of an Original Term Loan Commitment, Tranche B-1 Term Loan Commitment or a Term Loan, $1,000,000) unless each of the Company and the Administrative Agent otherwise consents; provided that no such consent of the Company shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

          For purposes of this Section 10.04(b), the term “Approved Fund” has the following meaning:

          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of that Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

          (iv) The Administrative Agent, acting for this purpose as an agent of the Company and the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Borrowers, the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the Borrowers, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (c)(i) Any Lender may, without the consent of the Company, any Borrower, the Administrative Agent, the Collateral Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Borrowers, the Administrative Agent, the Collateral Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Company and each Borrower agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s or the applicable Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company or the applicable Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the applicable Borrower, to comply with Section 2.17(e) and (f) as though it were a Lender.

          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment or assignment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

          SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

          SECTION 10.08. Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Company or any Borrower against any of and all the obligations of the Company or such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.

          SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

          (b) Each of the Company and the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

          (c) Each of the Company and the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

          SECTION 10.12. Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or to any direct or indirect contractual counterparty to a Swap Agreement entered into by it or any of its Affiliates relating to Loans hereunder (or to any professional advisor to such counterparty), (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company or any Borrower relating to the Company or any Borrower or its business, other than any such information that is available to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative or other agent of such party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Agreement.

          SECTION 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

          SECTION 10.14. Intercreditor Agreements. (a) Each Lender and Issuing Bank authorizes the Collateral Agent to enter into one or more Intercreditor Agreements, and any amendments thereto or modifications thereof, and agrees that each such Intercreditor Agreement, amendment or modification so entered into by the Collateral Agent shall be binding upon such Lender or Issuing Bank and their respective successors and assigns.

          (b) The Collateral Agent agrees to furnish to the Lenders and Issuing Banks a draft of each Intercreditor Agreement, or amendment or modification thereto, prior to entering into such Intercreditor Agreement, amendment or modification.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FISHER SCIENTIFIC INTERNATIONAL INC.,

by
/s/ Kevin P. Clark

	Name: Title:	Kevin P. Clark Vice President and Chief Financial Officer

FISHER SCIENTIFIC COMPANY L.L.C.,

by		Fisher Scientific International Inc., manager and sole manager

by		/s/ Kevin P. Clark

	Name: Title:	Kevin P. Clark Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, individually and as Administrative Agent,

by
/s/ Bruce Borden

	Name: Title:	Bruce Borden Vice President

ALLIED IRISH BANKS PLC,

by
/s/ Margaret Brennan

	Name:	Margaret Brennan
	Title:	Vice President
by
/s/ John Timoney

	Name:	John Timoney
	Title:	Vice President

ABN AMRO BANK N.V.,

by
/s/ James S. Kreitler

	Name:	James S. Kreitler
	Title:	Senior Vice President

by
/s/ Nancy W. Lanzoni

	Name:	Nancy W. Lanzoni
	Title:	Group Vice President

THE BANK OF NOVA SCOTIA.,

by
/s/ Carolyn A. Calloway

	Name:	Carolyn A. Calloway
	Title:	Managing Director

CREDIT INDUSTRIEL ET COMMERCIAL,

by
/s/ Anthony Rock

	Name:	Anthony Rock
	Title:	Vice President

by
/s/ Sean Mounier

	Name:	Sean Mounier
	Title:	First Vice President
CREDIT SUISSE FIRST BOSTON,

by
/s/ Christopher Lally

	Name:	Christopher Lally
	Title:	Vice President

by
/s/ Jennifer A. Pieza

	Name:	Jennifer A. Pieza
	Title:	Associate

DEUTCHE BANK TRUST COMPANY AMERICAS,

by
/s/ Albert Fischetti

	Name:	Albert Fischetti
	Title:	Director

FLEET NATIONAL BANK,

by		/s/ Christopher J. Wickles

	Name:	Christopher J. Wickles
	Title:	Vice President

GE CAPITAL CFE, INC.,

by		/s/ Timothy Morris

	Name:	Timothy Morris
	Title:	Duly Authorized Signatory

IKB CAPITAL CORPORATION,

by
/s/ David Snyder

	Name:	David Snyder
	Title:	IKB Capital Corporation

KEY CORPORATE CAPITAL INC.,

by
/s/ Laura L. Conway

	Name:	Laura L. Conway
	Title:	Vice President

KZH CNC LLC,

by
/s/ Joyce Fraser-Bryant

	Name:	Joyce Fraser-Bryant
	Title:	Authorized Agent

KZH CRESCENT LLC,

by
/s/ Dorian Herrera

	Name:	Dorian Herrera
	Title:	Authorized Agent
KZH CRESCENT-2 LLC,

by
/s/ Dorian Herrera

	Name:	Dorian Herrera
	Title:	Authorized Agent

KZH CRESCENT-3 LLC,

by
/s/ Dorian Herrera

	Name:	Dorian Herrera
	Title:	Authorized Agent

KZH CYPRESSTREE-1 LLC,

by
/s/ Dorian Herrera

	Name:	Dorian Herrera
	Title:	Authorized Agent

KZH ING-2 LLC,

by
/s/ Dorian Herrera

	Name:	Dorian Herrera
	Title:	Authorized Agent
KZH RIVERSIDE LLC,

by
/s/ Dorian Herrera

	Name:	Dorian Herrera
	Title:	Authorized Agent

KZH SOLEIL LLC,

by
/s/ Dorian Herrera

Name: Dorian Herrera
Title: Authorized Agent

KZH SOLEIL-2 LCC,

by
/s/ Dorian Herrera

Name: Dorian Herrera
Title: Authorized Agent

KZH STERLING LLC, NG LLC,

by
/s/ Dorian Herrera

Name: Dorian Herrera
Title: Authorized Agent

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc.,

by
/s/ Julia E. Maslanka

Name: Julia E. Maslanka
Title: Vice President

METROPOLITAN LIFE INSURANCE COMPANY, AN LIFE INSURANCE COMPANY,

by
/s/ James R. Dingler

Name: James R. Dingler
Title: Director

MONY LIFE INSURANCE COMPANY, INSURANCE COMPANY,

by	Mony Capital Management, Inc., as Investment Manager

by	/s/ Suzanne E. Walton

Name: Suzanne E. Walton
Title: Senior Managing Director

NATEXIS BANQUES POPULAIRES,

by
/s/ William J. Burke

	Name:	William J. Burke
	Title:	Vice President

by
/s/ Kristen Brainard

	Name:	Kristen Brainard
	Title:	Associate

NATIONAL CITY BANK,
by
/s/ Stephen Bassett
	Name:	Stephen Bassett
	Title:	AVP

PB CAPITAL CORPORATION,

by		/s/ Andrew L. Shipman

	Name:	Andrew L. Shipman
	Title:	Assistant Vice President

by
/s/ Christopher J. Ruzzi

	Name:	Christopher J. Ruzzi
	Title:	Vice President

PROTECTIVE LIFE INSURANCE CO.,

by
/s/ Diane S. Griswold

	Name:	Diane S. Griswold
	Title:	AVP

SUMITOMO MITSUI BANKING CORPORATION,

by
/s/ Suresh Tata

	Name:	Suresh Tata
	Title:	Senior Vice President

TORONTO DOMINION (NEW YORK), INC.,

by
/s/ Stacey Malek

	Name:	Stacey Malek
	Title:	Vice President

TRANSAMERICA BUSINESS CAPITAL CORPORATION,

by
/s/ Stephen K. Goetschius

	Name:	Stephen K. Goetschius
	Title:	Senior Vice President

WACHOVIA BANK, N.A.,

by
/s/ Joseph C. Bossont, Jr.

	Name:	Joseph C. Bossont, Jr.
	Title:	Director

125